Exhibit 10.1

PURCHASE AGREEMENT

by and among

Smith Japan Holdings KK

and

HeartCore Enterprises, Inc.

i

ii

Purchase Agreement

This Purchase Agreement (this “Agreement”), dated as of October 31, 2025 (the “Closing Date”) is entered into by and among: (a) Smith Japan Holdings KK, a Kabushiki Kaisha (“Purchaser”); and (b) HeartCore Enterprises, Inc. (“Shareholder”). Each of Purchaser and Shareholder is referred to individually as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Schedule A or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Shareholder owns 100% of the outstanding Equity Interests (the “Acquired Interests”) of Heartcore Inc. a Japanese Kabushiki Kaisha company (the “Corporation”);

WHEREAS, Shareholder desires to sell to Purchaser, and Purchaser desires to acquire from Shareholder, all of the Acquired Interests (the “Transaction”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also prescribe various conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I. Purchase Price and Sale

Section 1.01 Purchase and Sale and Purchase Price. Upon the terms and subject to conditions set out in this Agreement, the Purchaser agrees to purchase and the Shareholder agrees to sell the Corporation Shares, free and clear of all Liens other than Permitted Liens. Subject to any adjustment pursuant to the terms of Section 1.02 and Section 3.07, the purchase price for the Corporation Shares will be ¥1,800,418,650 (the “Purchase Price”) and will be paid as follows:

(a)	An amount of ¥1,013,340,000 less the amount of the debts of the Corporation as set forth in Section 1.01(a) of the disclosure schedules as provided by the Shareholder to the Purchaser on the Closing Date (the “Disclosure Schedules”) (such debts as set forth therein being referred to as the “Estimated Corporation Debt”) will be paid by the Purchaser to the Shareholder on the Closing Date by wire transfer in accordance with the written instructions provided by the Shareholder to the Purchaser (such final amount, the “Closing Payment”).

(b)	An amount of ¥126,133,200 (the “Holdback Amount”) will be retained by the Purchaser from the Closing Payment delivered to the Shareholder on the Closing Date, and, subject to provisions of Section 1.02, will be paid by the Purchaser to the Shareholder on the Holdback Release Date by wire transfer in accordance with the written instructions provided by the Shareholder to the Purchaser no later than two Business Days prior to the Holdback Release Date.

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(c)	An amount of ¥273,866,800 in respect of the Multi-year Licensing Agreements (the “Long Term Holdback Amount”) will be retained by the Purchaser from the Closing Payment delivered to the Shareholder on the Closing Date and will be paid by the Purchaser to the Shareholder pursuant to the provisions of Section 1.04, by wire transfer in accordance with the written instructions provided by the Shareholder to the Purchaser.

(d)	Subject to the provisions of Section 1.03, an amount of ¥387,078,650 (the “Deferred Consideration”), which shall consist of a principal amount of ¥322,700,000 with an uncompounded rate of interest of 6.65% per annum, will be retained by the Purchaser from the Closing Payment delivered to the Shareholder on the Closing Date and will be paid by the Purchaser to the Shareholder on the third annual anniversary of the Closing Date by wire transfer in accordance with the written instructions provided by the Shareholder to the Purchaser.

(e)	Within five (5) Business Days following the final determination of the actual amount of debts of the Corporation as of the Closing in the categories as set forth in Section 1.01(a) of the disclosure schedules as provided by the Shareholder to the Purchaser on the Closing Date (the “Final Debt Amount”), the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller, an amount equal to (i) the Estimated Corporation Debt minus (ii) the Final Debt Amount (such payment, the “Debt True-Up Payment”). For the avoidance of doubt, if the Final Debt Amount is greater than the Estimated Debt, no payment shall be owed by the Purchaser pursuant to this Section, and the amount of such excess shall instead be reflected as a liability in the Closing Date Balance Sheet in accordance with Section 1.02.

Section 1.02 Determination of Net Tangible Assets.

(a)	The Purchase Price will be subject to an adjustment pursuant to which the Purchase Price will be increased by the amount that the Net Tangible Assets of the Corporation at the Closing are in excess of ¥131,400,000 (the “Target NTA”) and the Purchase Price will be reduced by the amount that the Net Tangible Assets of the Corporation at the Closing are less than the Target NTA, or increased by the amount that the Net Tangible Assets of the Corporation at the Closing are more than the Target NTA.

(b)	Following the Closing, Purchaser will prepare the balance sheet of the Corporation as at the Closing Date (the “Closing Date Balance Sheet) and will deliver such Closing Date Balance Sheet to the Shareholder no later than 150 days following the Closing Date, along with any schedules and supporting documentation used by the Purchaser in the determination of the value of the Net Tangible Assets. The Purchaser will cause the Closing Date Balance Sheet to be prepared in accordance with US Generally Accepted Accounting Principles (GAAP), except to the extent deviations from GAAP are set forth in Schedule B. During the 30 day period following the delivery of the Closing Date Balance Sheet to the Shareholder, the Shareholder will have the right to review the Closing Date Balance Sheet and will provide to Purchaser any disagreements of Shareholder with respect thereto. Purchaser will (i) provide the Shareholder with reasonable access to the Corporation’s books and records and work papers (including the work papers of the Purchaser’s accountants) related to the preparation of the Closing Date Balance Sheet; and (ii) make the Purchaser’s accountants and employees reasonably available to respond to inquiries related to the contents of the Closing Date Balance Sheet, in each case, in order to enable the Shareholder to verify the amounts on the Closing Date Balance Sheet.

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(c)	The Closing Date Balance Sheet will be deemed final and binding upon the Parties unless the Shareholder delivers notice to the Purchaser that the Shareholder disputes the Closing Date Balance Sheet, or any portion thereof, within 30 days after the Closing Date Balance Sheet is delivered to the Shareholder. Such notice shall set forth in reasonable detail the Shareholder’s alternative calculation of the Net Tangible Assets and the Closing Date Balance Sheet and an explanation of each variance. If the Shareholder and the Purchaser have not been able to agree upon a resolution of any dispute within 180 days from the Closing Date, then any such dispute will be resolved by the Reviewing Accountant. The Reviewing Accountant will be instructed to resolve any matters in dispute as promptly as practicable but in no event more than 30 days after submission. The fees of the Reviewing Accountant will be borne equally by the Shareholder and the Purchaser, unless the Reviewing Accountant determines that either of the Shareholder or the Purchaser was unreasonable in its approach to calculating the NTA Amount in which case the Reviewing Accountant, in its sole discretion, may apportion such fees as it sees fit. Any such matters in dispute will be determined resolved fully, finally and exclusively by the Reviewing Accountant and such determination will be final and binding on the Parties.

(d)	If the Closing Date Balance Sheet, as finally determined in accordance with this Section 1.02, shows the Net Tangible Assets to be equal to or greater than the Target NTA (any excess over ¥1.00 being the “NTA Excess”), then the Purchaser will pay to the Shareholder the Holdback Amount and the amount of the NTA Excess within five (5) Business Days of the final determination of the Closing Date Balance Sheet and the Purchase Price will be increased by an amount equal to the NTA Excess.

(e)	If the Closing Date Balance Sheet, as finally determined in accordance with Section 1.02(c), shows the Net Tangible Assets to be less than the Target NTA (the amount of the difference, expressed as a positive number, being the “NTA Shortfall”) and

(i)	the NTA Shortfall is less than the Holdback Amount, then the Purchaser will pay to the Shareholder the Holdback Amount less the amount of the NTA Shortfall within two Business Days of the final determination of the Closing Date Balance Sheet and the Purchase Price will be reduced by an amount equal to the NTA Shortfall; or

(ii)	the NTA Shortfall is equal to or greater than the Holdback Amount, then (A) the Purchaser will retain the entire Holdback Amount, (B) the Shareholder will pay to the Purchaser by wire transfer within two Business Days of the final determination of the Closing Date Balance Sheet an amount equal to the difference between the NTA Shortfall and the Holdback Amount and (C) the Purchase Price will be reduced by an amount equal to the NTA Shortfall.

(f)	For purposes herein, “Net Tangible Assets” means Tangible Assets (as defined below) less the Tangible Liabilities (as defined below)

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(g)	For purposes herein, “Tangible Assets” means the aggregate book value of only the following assets of the Corporation, each as at the Closing Date, determined in accordance with the provisions of this Section 1.02:

(i)	Cash, including the required amounts as in the accounts of the Corporation as at the Time of Closing as referenced in Section 4.03(d);

(ii)	The accounts receivable of the Corporation as of the Closing Date, which are collected by the Corporation after the Closing Date but prior to the Holdback Release Date;

(iii)	other receivables and accrued revenue (limited for the purposes of the price adjustment to the other receivables and accrued revenues collected within the Holdback Period);

(iv)	prepaid expenses and supplies; and

(v)	net fixed assets (net of accumulated depreciation and excluding any capitalized development expenses).

(h)	For greater certainty, the Tangible Assets will exclude any deferred tax assets, investments in marketable securities, financial instruments, promissory note receivables, any improvements made to properties whether leased or owned by the Corporation, Automobiles, any intercompany receivables and personal balances and any intangible assets such as goodwill and capitalized software development costs.

(i)	For purposes herein, “Tangible Liabilities” means the aggregate book value of only the following liabilities of the Corporation, each as at the Time of Closing, determined in accordance with the provisions of Section 1.02:

(i)	accounts payable;

(ii)	advanced billing/deferred revenue;

(iii)	income taxes, sales taxes, consumption taxes and other taxes payable (including but not limited to the amount of the Estimated Pre-Close Tax Liability);

(iv)	employee-related payables (e.g., payroll taxes, bonuses, benefits, and other relevant employee related payables);

(v)	accrued expenses and liabilities other than the Final Corporation Debt; and

(vi)	customer deposits related to the Business.

(j)	For clarity, the Purchaser will not assume, and the Tangible Liabilities will not include, (a) any reserve for doubtful debt, (b) any intercompany payables, (c) any indebtedness of the Company owing to affiliated companies or any other non-arm’s length party, its banks, its employees or its shareholder (all of which will be extinguished at the Time of Closing), (d) any indebtedness of the Company in relation to taxes that may be payable by the Company as a result of the sale of its equity, (e) any income, sales, payroll or other taxes of the Company relating to any pre-closing period or (f) any employer contributions required under any Benefit Plans prior to the Closing Date. Notwithstanding the foregoing, the matters referenced in items (b) through (f) will be included in the calculation of Tangible Liabilities to the extent that such items remain unextinguished as at the Closing Date.

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Section 1.03 Claim Withholding. In addition to any other rights that the Purchaser may have pursuant to this Agreement, the Purchaser will have the right but not the obligation, subject to the terms and conditions of this Section 1.03, to withhold from the Holdback Amount, the Long Term Holdback Amount, the NTA Excess (if any) and/or the Deferred Consideration, an amount equal to the amount of any asserted yet unresolved Claims of Purchaser pursuant to Section 3.01, which amount may be withheld until such Claim is finally resolved as set forth herein. Upon the resolution of all Claims, any amounts so withheld by the Purchaser and for which a Claim amount is payable to the Purchaser may be retained by the Purchaser, and any amounts so withheld by the Purchaser and for which a Claim amount is not payable to the Purchaser shall be paid to the Shareholder within two Business Days of final resolution of such Claims.

Section 1.04 Long Term Holdback Amount and Multi-year Licensing Agreements.

(a)	On and from the Closing Date, the Long Term Holdback Amount will be paid in quarterly instalments, with payment of each instalment to be made within fourteen (14) days of the end of the calendar quarter to which it relates. The amount of each instalment will be equal to the total amount of fees (excluding any amount of Tax) actually received by Corporation pursuant to the Multi-Year Licensing Agreements during the relevant calendar quarter.

(b)	For clarity:

(i)	Purchaser is only obliged to pay Shareholder such portion of the Long Term Holdback Amount that corresponds to fees (excluding Tax) actually received by Corporation under the Multi-Year Licensing Agreements on or after the Closing Date.

(ii)	If a Scheduled Fee is not paid to Corporation on the due date for payment of that fee and remains unpaid for 30 days after that date, then the Long Term Holdback Amount will be reduced by the amount of such unpaid Scheduled Fee. “Scheduled Fee” means any fee that, as at the Closing Date, is scheduled to be paid under a Multi-Year Licensing Agreement.

(iii)	Once the Long Term Holdback Amount (as it may be reduced from time to time under this Section 1.04) has been paid in full, no further amounts whatsoever will be payable by Purchaser to Shareholder in connection with the Multi-Year Licensing Agreements.

(c)	Purchaser shall utilize its commercially reasonable efforts to invoice and collect all Scheduled Fees as and when they are due and payable.

Section 1.05 Transition Services Agreement. At the Closing, the Shareholder and the Purchaser shall enter into the Transition Services Agreement in the form as attached hereto as Exhibit 1 (the “TSA”).

Section 1.06 Closing. The sale and purchase of the Corporation Shares and the consummation of the other transactions herein (the “Closing”) will be completed on the Closing Date, at the Time of Closing, at the offices of the Purchaser and may be consummated by exchange of electronic or facsimile copies of documents.

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Article II. Representations and Warranties

Section 2.01 Representations and Warranties of the Shareholder and the Corporation. The Shareholder and the Corporation represent and warrant to the Purchaser, other than as set forth on the Disclosure Schedules, as of the Closing Date, as follows, and the Shareholder hereby acknowledges that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Corporation Shares and that the Purchaser would not have entered into this Agreement without such representations and warranties:

(a)	Organization. Each of the Shareholder and the Corporation is a corporation duly incorporated, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation, with full corporate power and authority to own and lease its assets, as the case may be, and to carry on its business as currently conducted, and has made all corporate filings required by applicable Laws. The Corporation is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification.

(b)	Capitalization.

(i)	A complete and correct description of the authorized Equity Interests of the Corporation is set forth in Section 2.01(b) of the Disclosure Schedules.

(ii)	The only issued and outstanding Equity Interests of the Corporation are the Corporation Shares, all of which are validly issued, fully paid and non-assessable shares.

(iii)	The Corporation Shares were issued in compliance with all applicable Laws.

(iv)	There are no unpaid or outstanding dividends in respect of the Corporation Shares.

(c)	Authority. Each of the Shareholder and the Corporation has the power, authority and right to enter into and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of the Shareholder and the Corporation, and no other approval or consent from or filing with or notice to any Governmental Authority or other Person is required on the part of the Corporation or the Shareholder in connection with the execution, delivery and performance of this Agreement.

(d)	Binding Agreement. This Agreement and all other Contracts to be executed by the Shareholder and the Corporation at or prior to the Closing Date pursuant to this Agreement have been duly and validly executed and each such Contract constitutes a valid and legally binding obligation of each of the Shareholder and the Corporation, enforceable against each of the Shareholder and the Corporation in accordance with its terms, subject to applicable bankruptcy and insolvency laws and to equitable remedies generally.

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(e)	No Conflict. Neither the execution nor the delivery of this Agreement and any Contracts executed and delivered in connection therewith nor the completion of the transactions contemplated in this Agreement or such Contracts by the Shareholder or the Corporation will conflict with, result in the violation of, or default under (with or without notice or lapse of time or both), or give rise to a Lien or right of modification, termination, cancellation or acceleration of any obligation to repay or loss of any benefit under:

(i)	any of the provisions of the Corporation’s articles of incorporation or bylaws or of the Shareholder’s articles of incorporation or bylaws,

(ii)	any Contract or any of the assets, rights and properties comprising the Business,

(iii)	any judgment, order or decree to which the Shareholder or the Corporation is a party or by which the Shareholder or the Corporation is bound or by which the Corporation’s properties and assets are affected, or

(iv)	any applicable Law.

(f)	Consents. Other than those which have been obtained prior to the Closing Date, the Corporation is not required to give notice to, or obtain consent from, any Person in connection with (a) the execution and delivery of this Agreement or any Contract to be executed in connection therewith or (b) the consummation or performance of the transactions contemplated hereby and thereby.

(g)	Title.

(i)	The Shareholder is the direct beneficial and registered owner of the Corporation Shares, with good and marketable title thereto, free and clear of all Liens other than Permitted Liens, including any restriction on the right of the Shareholder to transfer the Corporation Shares to the Purchaser pursuant to this Agreement, and the Shareholder has full right, power and authority to sell, transfer and deliver the title and ownership of the Corporation Shares to the Purchaser pursuant to this Agreement. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by the Shareholder to the Purchaser at the Closing will be sufficient to transfer Shareholder’s entire interest in the Corporation Shares (of record and beneficially) owned by the Shareholder.

(ii)	No adverse Claim has been filed with the Corporation by any Person claiming an ownership or other interest in any of the Corporation Shares.

(iii)	Subject to applicable Laws, there are no restrictions of any nature or kind whatsoever on the transfer of the Corporation Shares.

(h)	No Options or Other Agreements. There exist no (A) options, phantom shares, warrants, rights, calls or other equity or equity-based awards or commitments of any nature or kind whatsoever, compensatory or non-compensatory, relating to the Corporation or the Corporation Shares or (B) other securities or instruments convertible into or exchangeable for shares or other securities of the Corporation, and in each case there exist no commitments to issue any such securities or instruments. The Corporation is not a party to any partnership, joint venture or other agreement of a similar nature.

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(i)	No Subsidiaries. Except as set forth in Section 2.01(i) of the Disclosure Schedule, the Corporation does not have any subsidiaries and it is not a party to any agreements, options or commitments to acquire any securities of any Person (or similar ownership interests of any Person).

(j)	Books and Records. The books of account and other records of the Corporation are complete and correct in all material respects and fairly present and disclose in all material respects the legal and corporate proceedings of the Corporation. The minute books of the Corporation contain complete and correct records of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of the Corporation, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. The Corporation has at all times maintained complete and correct records of all issuances and transfers of its Equity Interests.

(k)	Financial.

(i)	The Financial Statements:

(A)	are in accordance with the books of account and other records of the Corporation;

(B)	are complete and correct in all material respects;

(C)	have been prepared in accordance with GAAP; and

(D)	present fairly the financial condition and operating results of the Corporation and all of the assets and liabilities of the Corporation of every nature or kind whatsoever, including all contingent liabilities of the Corporation.

(ii)	Since the Financial Year End Date, the Corporation has carried on the Business in the usual and Ordinary Course.

(iii)	Since the Financial Year End Date, no Material Adverse Change has occurred nor have any events taken place that with the passage of time would reasonably be expected to result in the occurrence of a Material Adverse Change.

(iv)	The Corporation prepares and keeps books and records reflecting its assets, liabilities and financial transactions which are accurate in all material respects and maintains internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the assets of the Corporation.

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(l)	Non-Arm’s Length Transactions. Other than as set forth in Section 2.01(l) of the Disclosure Schedules, since the Financial Year End Date, the Corporation has not entered into or completed any non-arms’ length transactions other than customary agreements and transactions in the Ordinary Course.

(m)	Outstanding Liabilities. The Corporation has no liabilities or obligations of any nature or kind whatsoever (whether known or unknown, absolute, accrued, contingent or otherwise), except as reflected in the Financial Statements and for those incurred in the Ordinary Course since the Financial Year End Date.

(n)	Bank Accounts. Section 2.01(n) of the Disclosure Schedules sets forth a complete and correct list of all of the bank accounts held by the Corporation.

(o)	Intellectual Property.

(i)	Owned Intellectual Property.

(A)	Other than the Licensed Intellectual Property, the Corporation owns all right, title and interest in and to the Intellectual Property created, developed or acquired by or for the Corporation or that is otherwise used in connection with the Business (collectively, the “Owned Intellectual Property”). Section 2.01(o)(i)(A) of the Disclosure Schedules sets forth a complete and correct list of all of the Owned Intellectual Property, and specifies the jurisdictions in which such Owned Intellectual Property has been registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Corporation’s currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the relevant authorities in Canada, the United States and Japan and by whom such items have been registered.

(B)	All applications, registrations, filings, renewals and payments necessary to preserve the rights of the Corporation in and to the Owned Intellectual Property in Japan have been duly filed, made, prosecuted, maintained, are in good standing and are recorded in the name of the Corporation.

(C)	The Corporation is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Lien other than Permitted Liens) the Owned Intellectual Property, and, save and except for any rights conferred by the Corporation upon its licensees pursuant to applicable Business Contracts, the Corporation has sole and exclusive rights (and is not contractually obligated to pay any compensation, royalty or fee to any third party in respect thereof) to the use thereof in Japan or the material covered thereby in Japan in connection with the services or products in respect of which the Owned Intellectual Property is being used in Japan, Vietnam or China (the “Applicable Countries”).

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(D)	The Owned Intellectual Property has not been used or enforced, or failed to be used or enforced, in a manner that would be reasonably likely to result in its abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability.

(E)	To the Knowledge of the Shareholder, there has not been any unauthorized use, disclosure, infringement or misappropriation of the Owned Intellectual Property by any Person nor has any Person breached any Business Contract relating to the Owned Intellectual Property.

(F)	The Corporation is not in breach of any material term of any Contract relating to the Owned Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated in this Agreement nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Corporation’s right to own or use any Owned Intellectual Property in the Applicable Countries.

(ii)	Licensed Intellectual Property.

(A)	Section 2.01(o)(ii)(A) of the Disclosure Schedules sets forth a complete and correct list of all third party software and other technology and technical information (other than the Third Party Programs described in Section 2.01(p)(iv) and Section 2.01(p)(v) licensed to the Corporation by third parties or which the Corporation otherwise has the right to use (such material, together with the Third Party Programs, the “Licensed Intellectual Property”).

(B)	The Corporation is using or holding the Licensed Intellectual Property with the consent of a license from the owner of, or an entity that has authority to grant licenses to use, such Licensed Intellectual Property.

(C)	The Corporation has, and to the Knowledge of the Shareholder following the completion of the transactions contemplated in this Agreement will have, the right to use, pursuant to valid licenses, all Licensed Intellectual Property in the Applicable Countries, including in the creation, modification, compilation, operation or support of the Software.

(D)	The Corporation is not in breach of any material term of any Contract relating to the Licensed Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated in this Agreement nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Corporation’s right to use any Licensed Intellectual Property in the Applicable Countries.

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(p)	Software.

(i)	Developers. Except for Third Party Programs, the Software has been written only by the individuals (the “Developers”) listed in Section 2.01(p) of the Disclosure Schedule, other than components of the Software which, in the aggregate, do not comprise more than 5% of the source code for the current version of any individual Software program, and which, if removed, would not be detrimental to or inhibit the functioning of the Software.

(ii)	Status of Developers. All Developers, at the time they wrote the Software, were Employees or they were contractors who assigned their intellectual property rights and any related moral rights in the Software in favor of the Corporation and its successors, assignees and licensees, pursuant to written agreements, and no further consents, assignments, waivers or other actions are required for the Developers’ rights, title and interest to be assigned or transferred to, or otherwise fully vested in, the Corporation free of any Liens other than Permitted Liens.

(iii)	Government Funding. No government funding, facilities of a university or other educational institution or research center or funding from third parties, in each case in the Applicable Countries, was used in the development of the Software, and no such entity has any claim or right to or in the Software.

(iv)	Third Party Software. Except for Open Source Material and the third party software (“Third Party Programs”) listed in Part I (Licensed Third Party Programs) of Section 2.01(p)(iv) of the Disclosure Schedule, the Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with the Third Party Programs and any Open Source Material, contains all materials necessary for the continued maintenance and development of the Software as presently maintained and developed by the Corporation. Except as set forth in Part II (Open Source Software) of Section 2.01(p)(iv) of the Disclosure Schedule, no Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software. To the extent that Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software, none of such Open Source Material is compiled together with, or is otherwise used by or incorporated into the Software in a manner that would require any portion of the Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge.

(v)	Third Party Licenses. Copies of all Contracts for the Third Party Programs have been made available to the Purchaser by the Corporation, except in respect of Third Party Programs that are shrink-wrapped software and that were purchased off-the-shelf by the Corporation in order to be passed through to the Corporation’s customers or to be used by the Corporation, and such Contracts give the Corporation the right to grant unlimited run-time licenses of the relevant Third Party Program to the customers of the Corporation in the Applicable Countries for the royalties set forth in Section 2.01(p)(v) of the Disclosure Schedules.

(vi)	Object Code. Only object code versions of the Software have been provided to those licensee customers of the Software listed in Section 2.01(p)(vi) of the Disclosure Schedule, and no Person except for such licensee customers have been provided with a copy of the object code of the Software.

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(vii)	Source Code. The source code for the Software has not been delivered or made available to any Person and the Corporation has not agreed to or undertaken to or in any other way promised to provide such source code to any Person. The source code (A) is currently stored as set forth in Section 2.01(p)(vii) of the Disclosure Schedule, (B) has remained exclusively under the control and safekeeping of the Corporation and (C) is not in the possession of, or accessible to, any Person who is not a Developer. The transactions contemplated in this Agreement will not entitle any customer to obtain a copy of the source code for the Software, nor will they result in any third party being granted any right with respect to the Software or the Owned Intellectual Property.

(viii)	Custom Code. No custom code developed by or for any third party has been incorporated into the Software and the Corporation’s current development plans for the Software do not include the incorporation therein of any custom code developed by or for any third party.

(ix)	Right to Commercialize. Other than the Corporation, no Person has ever been authorized to commercialize the Software.

(x)	Customer Licenses and Other Agreements. All end-user customers of the Business have non-transferable, non-exclusive, single-site licenses (unless the customer has purchased one or more additional licenses) to use only object code versions of the Software. All end-user customers of the Business contract with the Corporation pursuant to the templates attached at Section 2.01(p)(x) of the Disclosure Schedule, except as identified in Section 2.01(p)(x) of the Disclosure Schedules. Except as set forth in Section 2.01(p)(x) of the Disclosure Schedule, no Business Contract for the provision of software maintenance services by the Corporation has a term greater than 12 months, and the Corporation has not agreed with any end-user customer to limit future increases in software maintenance fees or other fees.

(xi)	Software Defects. To the Knowledge of the Shareholder, there are no recurring problems or defects in the Software including bugs, logic errors or failures which could prevent the Software from operating as described in its documentation or specifications.

(xii)	Disabling Devices. The Software does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Software, including time locks or computer viruses.

(xiii)	Development Plans. Section 2.01(p)(xiii) of the Disclosure Schedules accurately describes the current development plans for the Software. The Corporation has made no commitments to release or develop any updates, versions or releases of the Software, except as may be expressly provided for in the applicable Business Contracts.

(xiv)	Distributors. No Person, including a reseller or original equipment manufacturers, has or had any rights of any nature or kind whatsoever to market, distribute or license the Software. No Person has been guaranteed pricing for the Software other than pursuant to the applicable Business Contract.

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(xv)	No Breach. The Corporation is not in breach of any material term of any license, sublicense or other agreement relating to the Owned Intellectual Property or the Licensed Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated in this Agreement nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Corporation’s right to own or use any Owned Intellectual Property or Licensed Intellectual Property.

(q)	Infringement of Intellectual Property. None of the Corporation, the Software or any of the Owned Intellectual Property is infringing, misappropriating or making unlawful use of any Intellectual Property owned by any third party. The Corporation has not received any notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Corporation, the Software or any of the Owned Intellectual Property of any Intellectual Property owned by any third party. There are no proceedings pending or, to the Knowledge of the Shareholder, threatened, that allege a claim of infringement of any Intellectual Property owned by any third party by the Corporation or any of its products. There are no proceedings pending, or, to the Knowledge of the Shareholder, threatened, nor has any Claim been made against the Corporation that challenges the legality, validity, enforceability or ownership of any item of the Owned Intellectual Property. The Corporation has not entered into any agreement to indemnify any other Person against any charge of infringement by the Owned Intellectual Property.

(r)	Contracts. Part I of Section 2.01(r) of the Disclosure Schedules sets forth a complete and correct list of all Business Contracts. Each Business Contract is a valid, binding and enforceable Contract and will continue to be so upon the completion of the transactions contemplated in this Agreement, subject to applicable bankruptcy and insolvency laws and to equitable remedies generally. The Business Contracts, in each case, represent the entire agreement of the Corporation and the respective parties to such Business Contract in respect of the subject matters of such Business Contract. Neither the Corporation nor, to the Knowledge of the Shareholder, any other party to any Business Contract (including, where applicable, the related requests for proposals and proposals) is in breach of, or in default under, any Contract. To the Knowledge of the Shareholder, there has not occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any Business Contract. No party to a Business Contract has provided notice to the Corporation that it intends to terminate any Business Contract or otherwise materially reduce its business with the Corporation. The Corporation has not received notice of the intention of any party to a Business Contract to make any warranty claims in respect of the Software materially in excess of current reserves provided in respect thereof. The Corporation is not a party to or bound by any Contract which materially limits the freedom of the Corporation to compete in any line of business or any geographic area, or to acquire goods or services from any supplier, or establish the prices at which it may sell any goods or services. The unfilled orders listed in Part II of Section 2.01(r) of the Disclosure Schedules are the only obligations owing by the Corporation to end users of the Software in respect of prepaid but unutilized training and support services of the Corporation and in each case, the assets and personnel of the Corporation as at the Closing Date are sufficient to perform the services associated with such deferred revenue.

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(s)	Trade Allowances and Pricing Policies. Except as set out in the applicable Business Contract, no customer of the Corporation is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any Contract. Section 2.01(s) of the Disclosure Schedules sets forth a complete and correct summary of all marketing and pricing policies relating to the Business which are currently in effect.

(t)	Non-Disclosure. The Corporation has taken all reasonable steps required to protect the Corporation’s rights in confidential information and trade secrets associated with the Corporation’s assets. Except as set forth in Section 2.01(t) of the Disclosure Schedules, all Employees and prior employees of the Corporation and all consultants and independent contractors of the Corporation, including Developers, have signed a proprietary rights and confidentiality agreement in the Corporation’s standard form, as certified by the Corporation and delivered to the Purchaser and, to the Knowledge of the Shareholder, no Employee or prior employee of the Corporation or consultant or independent contractor of the Corporation, including any Developer, has breached his or her obligations of confidentiality owed to the Corporation. To the Knowledge of the Shareholder, the employment by the Corporation of any Employees does not violate any non-disclosure or non-competition agreement between such employee and a third party.

(u)	Litigation and Orders. There are no actions, suits, Claims or proceedings pending or, to the Knowledge of the Shareholder, threatened against or adversely affecting, or which could adversely affect, the Corporation or its assets, whether or not insured. To the Knowledge of the Shareholder, there are no existing grounds on which any such action, suit, Claim or proceeding might be commenced with any reasonable likelihood of success. The Corporation is not subject to any order, judgement, award, writ, injunction or decree of a Governmental Authority or an arbitrator. There are no actions, suits, Claims or proceedings pending or, to the Knowledge of the Shareholder, threatened against or adversely affecting, or which could adversely affect the Shareholder or its assets, whether or not insured, that challenge the validity of the transactions contemplated in this Agreement. The Shareholder is not subject to any order, judgment, award, writ, injunction or decree of a Governmental Authority or an arbitrator that challenges the validity of the transactions contemplated in this Agreement.

(v)	No Encumbrances. All assets of the Corporation are owned exclusively by the Corporation, free and clear of all Liens other than Permitted Liens.

(w)	Accounts Receivable; Accounts Payable. All of the accounts receivable of the Corporation as at the Closing Date, including details as to the customer, the amount and the age of the receivable, are set forth in Section 2.01(w) of the Disclosure Schedules (collectively, the “Accounts Receivable”). There are no accounts payable, debts, accrued liabilities or contingent liabilities of the Corporation, except as are set forth in the Financial Statements or incurred in the Ordinary Course since the Financial Year End Date. The Parties acknowledge and agree that the Shareholder is making no representations or warranties related to whether any of the Accounts Receivable are actually paid following the Closing, and shall have no liability to Purchaser if such Accounts Receivable are not paid. Nevertheless, the Shareholder acknowledges and agrees that the non-payment of one or more Accounts Receivable may result in a reduction of amounts payable by Purchaser to Shareholder under this Agreement.

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(x)	Equipment. Section 2.01(x) of the Disclosure Schedules sets forth a complete and correct list of equipment owned by the Corporation or used in the Business, except for minor items having an individual value not exceeding ¥100,000 each (excluding tax). Section 2.01(x) of the Disclosure Schedules indicates whether each such particular item of equipment is owned or leased by the Corporation. All such equipment has been properly maintained and is in good working order for the purposes of on-going operation of the Business, subject to ordinary wear and tear for machinery and equipment of comparable age.

(y)	Inventory. The inventory of the Corporation is in good and merchantable condition free from defects, or is upgradeable within six months of the Closing Date in order for such inventory to be considered in good and merchantable condition free from defects, and is capable of being processed and sold in the Ordinary Course at normal profit margins. The inventory is in the physical possession of the Corporation. The inventory levels of the Corporation have been maintained at levels sufficient for the continuation of the Business in the Ordinary Course. All inventories of the Corporation have been determined and valued in accordance with GAAP.

(z)	Lease. Except for the Leases, complete and correct copies of which have been provided to the Purchaser, the Corporation is not a party to, or bound by, any real property lease. There are no arrears in rent payment, service charges, insurance premiums or other moneys due under the Leases, except those that are due and payable in the Ordinary Course. The Corporation has not received notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse Claims affecting the Leased Premises.

(aa)	Employment Matters.

(i)	Section 2.01(aa)(i) of the Disclosure Schedules contains a true, correct, and complete listing of all Persons who are employees or consultants of the Corporation as of the date specified therein, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth (to the extent applicable) for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) status (i.e., hourly, salaried, on-call, temporary, casual); (iv) hire or retention date; (v) current annual base compensation rate or contract fee or current hourly wage or rate, as applicable; (vi) current classification as exempt or non-exempt of the duty to pay overtime allowance under applicable Labor Laws and any changes or challenges to such classification in the past three (3) years; (vii) commission, bonus or other incentive-based compensation; and (viii) a description of the Employee Plans in which such individual is party to or participates as of the date hereof. Each individual characterized and treated by the Corporation as an independent contractor or consultant is and has been properly treated as an independent contractor under all applicable Labor Laws. Each employee of the Corporation classified as exempt under applicable Labor Laws, including applicable wage and hour Laws, is and has been properly classified. Except as set forth in Section 2.01(aa)(i) of the Disclosure Schedule, the employment of each employee of the Corporation is terminable at will by the Corporation without any penalty, severance, or other liability or obligation incurred by the Corporation. The Corporation shall retain all accrued paid time off, vacation, and sick leave balances for employees continuing with the Corporation post-Closing, to the extent that such paid time off, vacation, and sick leave balances arose with respect to any period prior to the Closing. The Purchaser shall assume all accrued paid time off, vacation, and sick leave balances for employees continuing with the Corporation post-Closing, to the extent that such paid time off, vacation, and sick leave balances arise with respect to any period following to the Closing.

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(ii)	Except as set forth in Section 2.01(aa)(ii) of the Disclosure Schedule, the Corporation is not, or has not been during the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a labor union, trade union, works council, or labor organization (collectively, “Union”), and, to the Knowledge of the Shareholder, no Union or other group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. No Union or other group of employees of the Corporation has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. There is not pending and has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Corporation or any of its employees. Except as set forth in Section 2.01(aa)(ii) of the Disclosure Schedule, the Corporation does not have a duty to bargain with any Union.

(iii)	The Corporation has at all times been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 2.01(aa)(iii) of the Disclosure Schedules and all applicable Labor Laws, including all applicable Employee Compensation Laws, Immigration Laws, Workplace Safety Laws and Employee Termination Laws, and the Corporation has not received any notice to the contrary from any Person, including the Labor Standard Inspection Office of Japan, any other applicable Governmental Authority or any employee of the Corporation. Except as set forth in Section 2.01(aa)(iii) of the Disclosure Schedule, there is not, and in the last five (5) years there has not been, any Proceeding against the Corporation pending or, to the Knowledge of the Shareholder, threatened in connection with the employment or services of any current or former employee, consultant, applicant or volunteer, intern, or independent contractor of the Corporation, including any charge, investigation, or claim relating to any Labor Matter. The Corporation is not, or has not been in the last five (5) years, a party to, or otherwise bound by, any consent decree or other Order with, or citation by, any Governmental Authority relating to any Labor Matter.

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(iv)	The Corporation is not, and has not been during the past five (5) years, in default in payment (including underpayment) or withholding of any material wages, commissions, salaries, bonuses, fees, retirement benefits or other compensation, or social security contributions (shakai-hoken-ryo), employees’ accident compensation insurance expense (rosai-hoken-ryo), employment insurance premium (koyo-hoken-ryo), employees’ health insurance premium (kenko-hoken-ryo), employees’ pension insurance premium (kosei-nenkin-hoken-ryo), or personal income Tax, pursuant to applicable Employee Compensation Laws, its internal regulations or any Contract with any employees, secondees, consultants or other service providers of the Corporation. Each employee of the Corporation has been duly registered before all applicable Governmental Bodies as necessary to comply in all material respects with applicable Employee Compensation Laws.

(v)	Except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Corporation or the Business, taken as a whole, (i) each employee of the Corporation, in relation to the applicable jurisdiction(s) where the Corporation employs such Person, (A) has citizenship, (B) is a lawful permanent resident or (C) is an alien authorized or permitted to work, either specifically for the Corporation or for any employer, (ii) the Corporation has completed and maintains an Immigration Form for every employee hired within the last three (3) years, and all such Immigration Forms have since been updated as required by applicable Immigration Laws and, to the Knowledge of the Shareholder, are correct and complete, and (iii) for each foreign employee of the Corporation, an authorized official of the Corporation has reviewed the original documentation relating to the identity and employment authorization of such employee, determined such documentation appeared (to such official) to be genuine on its face and to relate to the employee presenting such documentation, and took all other necessary actions in compliance with applicable Immigration Law.

(vi)	In the last five (5) years, no allegations of sexual harassment, other unlawful harassment, sexual misconduct, discrimination, or retaliation have been made to the Corporation against any officer, manager, or executive of the Corporation, nor has the Corporation otherwise been notified of any such allegations. To the Knowledge of the Shareholder, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment, or unlawful discrimination or retaliation against or involving the Corporation or any officer, manager, or executive of the Corporation.

(vii)	The Corporation maintains all its worksites and other locations in all material respects in the manner prescribed by applicable Workplace Safety Laws. No workplace conditions are present or, to the Knowledge of the Shareholder, exists at any worksite of the Corporation that violates, or would reasonably be expected to violate, applicable Workplace Safety Laws in any material respect. No accident has occurred during the past five (5) years at any worksite of the Corporation that has violated, or would reasonably be expected to have violated, in any material respect any applicable Workplace Safety Laws.

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(viii)	To the Knowledge of the Shareholder: (i) no employee or consultant of the Corporation is in violation in any material respect of any term of any employment or consulting Contract, internal rule, non-disclosure Contract, common law non-disclosure obligation, non-competition Contract, non-solicitation Contract, proprietary information Contract or any other Contract relating to confidential or proprietary information, intellectual property, competition, solicitation or related matters; and (ii) the continued employment by the Corporation of its respective employees, and the performance by consultants of their respective Contracts with the Corporation, does not and will not result in any such violation. The Corporation has not received any notice alleging that any such violation has occurred within the past five (5) years.

(ix)	Shareholder and the Company have made no oral promises, commitments, guarantees, assurances, or representations to any employee of the Company regarding continued or future employment, promotion, title, compensation, or benefits following the Closing, other than as expressly set forth in such employee’s written employment agreement.

(bb)	Collective Agreement and Bargaining Rights.

(i)	The Corporation is not a party, either directly or by operation of Law, to any collective agreement.

(ii)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has, to the Knowledge of the Shareholder, applied or threatened to apply to be certified as the bargaining agent of any such employees.

(iii)	To the Knowledge of the Shareholder, there have been no union organizing efforts conducted within the last three years with respect to Employees.

(cc)	Compliance with Laws. The Corporation is currently conducting and has at all times conducted the Business in material compliance with all applicable Laws of all jurisdictions in which it conducts the Business, and is not and has not been in material breach of any such Laws. The Corporation has obtained each federal, provincial, state, county, municipal, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Authority (“Governmental Consent”) that is required or necessary for the operation of the Business and all Governmental Consents are in full force and effect. The Corporation has not received written or verbal notice of any violation or suspected violation of applicable Laws or failure to obtain or comply with the terms of any Governmental Consent.

(dd)	Data Privacy. The Corporation’s use and dissemination of any personally identifiable information concerning individuals is in material compliance with all applicable Privacy Laws in Japan, the Corporation’s privacy policies and terms of use and contractual obligations to which the Corporation is bound (“Data Protection Obligations”). No material security breaches resulting in unauthorized access to, or loss of, any personally identifiable information concerning individuals or sensitive customer data in the possession or control of the Corporation has occurred. The Corporation has a written privacy policy which governs its collection, use and disclosure of personal information that is commercially reasonable and, in any event, in in material compliance with all applicable Data Protection Obligations. All required consents to the collection, use or disclosure of personal information in connection with the conduct of the Business in compliance with Data Protections Obligations in the Applicable Countries have been obtained. The Corporation has not received a notice or allegation from any Governmental Authority in any of the Applicable Countries or other third party in any of the Applicable Countries alleging non-compliance with the Data Protections Obligations or prohibiting the transfer of data outside any of the Applicable Countries. No individual has claimed, or will have the right to claim, compensation from the Corporation under any Data Protections Obligations in any of the Applicable Countries or Privacy Laws in the any of the Applicable Countries.

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(ee)	Taxes.

(i)	All federal, state, local and foreign tax returns required to be filed by the Corporation have been timely filed and all such tax returns were in all respects complete and correct and prepared in accordance with the requirements of the income tax or other tax Laws applicable to the Corporation. The Corporation is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by any Governmental Authority in a jurisdiction where the Corporation does not file tax returns that the Corporation is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(ii)	The Corporation has paid or has made provisions for the payment of, or the Shareholder will cause to be paid, all taxes of any nature or kind whatsoever that are or have been due and payable or that will be due and payable prior to the Closing Date. The Corporation does not have any liability, obligation or commitment for the payment of any taxes or duties of any nature or kind whatsoever, or interest or penalties with respect thereto, except such as are disclosed in the Financial Statements or such taxes or duties not yet due as they have arisen since the Financial Year End Date in the Ordinary Course and for which adequate provision in the accounts of the Corporation has been made and are reflected in the Financial Statements, and the Corporation is not in arrears with respect to any required withholdings or instalment payments of any tax or duty of any nature and kind whatsoever and has not waived any statute of limitations in respect of taxes for a taxation year of the Corporation under the Code or any legislation imposing tax on the Corporation.

(iii)	There are no pending audits by any Governmental Authority of any payment, return or report made or filed by the Corporation nor has there been any claimed failure to pay or report any kind of tax which may be assessed by any such Governmental Authority against the Corporation. The Corporation will not be required to recognize after the Closing Date any taxable income with respect to the period prior to the Closing Date in respect of any accounting method adjustments required to be made under the Code or any legislation imposing tax on the Corporation. Any accrual for taxes reflected in the Financial Statements will be adequate to pay all tax liabilities of the Corporation and the Corporation is entitled to the entire amount of and has made proper claim for any refund of taxes included in the Financial Statements, whether as a receivable, a prepaid expense or as a reduction of a liability. To the Knowledge of the Shareholder, there are no pending reassessments of the Corporation’s taxes that have been previously conducted or been issued and are outstanding and there are no outstanding issues in respect of taxes which have been raised and communicated to the Corporation or to the Shareholder by any Governmental Authority for any taxation year in respect of which a tax return of the Corporation has been audited. No Claim has ever been made by any Governmental Authority in any jurisdiction where the Corporation does not file a tax return that the Corporation is or may be subject to taxes assessed by such jurisdiction or a filing requirement in that jurisdiction.

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(ff)	Insurance. Section 2.01(ff) of the Disclosure Schedules sets forth a complete and correct list of all insurance policies maintained by the Corporation and also specifies the insurer, the amount of the coverage, the type of insurance and the policy number, such insurance being appropriate to the Business and its assets in such amounts and against such risks as are customary carried and insured against by owners of comparable businesses and assets. Neither the Corporation nor the Shareholder has received notice of cancellation with respect to any current insurance policy applicable to the Corporation or the Business, and, to the Knowledge of the Shareholder, there is no basis for the insurer thereunder to terminate any such current insurance policy. There are no Claims relating to the Corporation or the Business that are pending under any of the insurance policies applicable to the Corporation or the Business, and, to the Knowledge of the Shareholder, no events or incidences have occurred prior to the date of this Agreement that would be reasonably likely to give rise to any such Claim in the future.

(gg)	Transactions with Related Parties. There are no Contracts, obligations or other arrangements of any nature or kind whatsoever between or among the Corporation, on the one hand, and any current or former shareholder, director or officer of the Corporation or a related party of the Corporation, on the other. The Corporation is not a guarantor or otherwise liable for any liability of any nature or kind whatsoever of any related party of the Corporation.

(hh)	No Brokers. Neither the Corporation nor the Shareholder has engaged any broker, finder or similar intermediary in connection with the transactions contemplated in this Agreement, and no Person or entity is entitled to any fee or other compensation from the Corporation or the Shareholder with respect to this Agreement or the transactions contemplated herein.

(ii)	Solvency. Neither the Shareholder nor the Corporation is insolvent nor has either the Shareholder or the Corporation: (i) proposed a compromise or arrangement to any of its creditors generally, (ii) had any petition or receiving order in bankruptcy filed against it, (iii) taken any proceeding with respect to a compromise or arrangement or become subject to such proceeding, (iv) taken or become subject to any proceeding to have it liquidated, dissolved, declared bankrupt or wound-up, (v) taken any proceeding or become subject to any proceeding to have a receiver appointed over any part of its assets, (vi) had any encumbrancer take possession of any of its property or (vii) had any execution or distress become enforceable or become levied upon any of its property.

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(jj)	Other Events, Conditions or Facts. Neither this Agreement nor any ancillary agreement contemplated in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Knowledge of the Shareholder, as of the date of this Agreement , there is no fact which has not been disclosed herein and which would reasonably be expected to have a Material Adverse Effect.

(kk)	Hazardous Substances. To the Knowledge of the Shareholder, there are no Hazardous Substances located on, at or under any of the properties leased by the Corporation and there are no Claims pending or likely to be asserted against the Corporation with regard to Hazardous Substances or compliance with any applicable environmental Laws.

(ll)	Assets.

(i)	As of the Closing Date, the assets of the Corporation are sufficient for the Corporation to continue to fulfill its obligations under the Business Contracts and otherwise carry on its affairs in the Ordinary Course.

(ii)	There is no Contract binding upon or which at any time in the future may become binding upon the Corporation to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its assets.

(mm)	Anti-corruption Compliance. Neither the Corporation, nor any of its officers, directors and employees, nor, to the Knowledge of the Shareholder, any of its respective agents, resellers or other third party representatives, nor, to the Knowledge of the Shareholder, any other Persons while acting for or on behalf of them, has, directly or indirectly, (a) violated or taken any act in furtherance of violating any applicable Anti-Corruption Laws to the extent applicable to the operations of the Business, (b) taken any act in furtherance of, or authorized an offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value provided to any Person for the purpose of, inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or (c) used his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose in violation of applicable Anti-Corruption Laws.

(nn)	Anti-Bribery and Corruption. Neither the Corporation nor any of their shareholders, directors, officers, employees, agents, Distributors, representatives or other persons acting on its behalf (collectively the “Corporation’s Representatives”) have directly or indirectly, (i) offered, promised, made or authorized, or agreed to offer, promise, make or authorize, any contribution, expense, payment or gift of funds, property or anything of value to or for the use or benefit of any Government Official for the purpose of securing action or inaction or a decision of a Governmental Authority or a Government Official, influence over such action, inaction or decision, or any improper advantage; or (ii) taken any action which is or would be otherwise inconsistent with or prohibited by the Anti-Corruption Laws. The Corporation and the Corporation’s Representatives have instituted and maintain policies and procedures designed to ensure continued compliance with Anti-Corruption Laws, including those for the detection, prevention and reporting of violations. The operations of Corporation have been conducted at all times in compliance with Anti-Corruption Laws and there has been no suit, action, investigation (including any internal investigation), inquiry, litigation or proceeding by or before any Governmental Authority, customer, business partner or any arbitrator involving the Corporation or any of the Corporation’s Representatives with respect to Anti-Corruption Laws, and there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding. The Corporation is not ineligible nor considered by any Governmental Authority to be ineligible, to tender for any contract or business with, or be awarded any contract or business by, such Governmental Authority, or to tender for or perform any sub-contracting work under a contract with such Governmental Authority.

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(oo)	Economic Sanctions and Export Controls.

(i)	The operations of the Corporation have been conducted at all times in compliance with economic sanctions, anti-terrorism, customs and export and technology transfer control laws, including the Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007), the Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949), Foreign Exchange Order (Cabinet Order No. 260 of 1980), the Cabinet Order on Export Trade Control (Cabinet Order No. 378 of 1949), and the Customs Act (Act No. 61 of 1954), including any regulations or orders issued under the foregoing, and similar applicable economic sanctions, anti-terrorism, customs and export and technology transfer control laws of other jurisdictions (“Trade Control Laws”). Corporation has instituted and maintains policies and procedures designed to ensure continued compliance with such legislation, including those for the detection, prevention and reporting of violations. The operations of the Corporation have been conducted at all times in compliance with Trade Control Laws and there has been no suit, action, investigation (including any internal investigation), inquiry, litigation or proceeding by or before any Governmental Authority, customer, business partner or any arbitrator involving Corporation or any of the Corporation’s Representatives with respect to Trade Control Laws or pending or threatened, and there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding.

(ii)	Neither Corporation nor any of the Corporation’s Representatives:

(A)	is a person designated or listed under Trade Control Laws or a person owned or controlled by, acting on behalf of or otherwise representing a such a person (collectively, “Designated Persons”);

(B)	has had any direct or indirect dealings involving Designated Persons on behalf of the Corporation and in violation of applicable Law;

(C)	except as listed in Section 2.01(oo)(ii)(C) of the Disclosure Schedule, has had any direct or indirect dealings within or involving Belarus, Burma (Myanmar), Central African Republic, the Crimea region of Ukraine, Côte d’Ivoire, Democratic Republic of the Congo, Egypt, Eritrea, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Russia, Ukraine, Sierra Leone, Somalia, South Sudan, Sudan, Syria, Tunisia, Yemen, or Zimbabwe or with any person who is (i) controlled by, acting on behalf of or otherwise representing any Governmental Authority of any such countries, (ii) an entity or partnership established under the laws of any such countries, or (iii) a natural person normally resident in any such countries, in each case on behalf of the Corporation and in violation of applicable Law; or

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(D)	has acquired, possessed, transferred or otherwise dealt with goods, software, or technology listed on (i) the Export Control List promulgated under the Export and Import Permits Act or (ii) the Schedule to the Defense Production Act, in each case on behalf of the Corporation and in violation of such Laws.]

(pp)	Exclusion of Anti-Social Forces. Neither the Corporation nor, to the Knowledge of the Shareholder, its directors, statutory auditors or officers (a) are an Anti-social Force, or (b) are involved with any Anti-social Force, including through provision of funds, benefits, or any offer of unreasonably preferential treatment.

(qq)	FEFTA Compliance. The Corporation is not, and since its incorporation has not been, engaged in any activity in respect of which a prior notification would be required under Article 27, Paragraph 1 or Article 28, Paragraph 1 of the Japanese Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949) in connection with the Transaction.

(rr)	Asbru Reseller Agreement:

(i)	the Corporation has all rights specified in section 2 of the Asbru Reseller Agreement (as amended), including but not limited to the exclusive right to resell and distribute the “Asbru Web Content Management system” in Japan; and

(ii)	the Corporation has all necessary rights, together with the necessary access, to use, reproduce, modify, bundle, distribute and sublicense all source code comprised within the “Asbru Web Content Management system”, such that it would be able to continue to use, distribute, sublicense, upgrade, customise, service and support the “Asbru Web Content Management system” in the event of a breach of the Asbru Reseller Agreement by the other party to that agreement.]

(ss)	JGAAP. The Corporation is fully compliant with all legal requirements to prepare and maintain its financial statements in accordance with Japanese Generally Accepted Accounting Principles.

Section 2.02 Survival of Shareholder’s and Corporation’s Representations, Warranties and Covenants.

(a)	The representations and warranties of the Shareholder and the Corporation set forth in Section 2.01, and the Purchaser’s right to seek indemnification pursuant to Article III for any breach thereof, will survive the Closing and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser until the conclusion of the applicable period set forth below:

(i)	the representations and warranties of the Shareholder and the Corporation set forth in Section 2.01(ee) (Taxes), and in Section 2.01(aa) (Employment Matters) to the extent relating to tax matters, will continue in full force and effect for the benefit of the Purchaser until the expiration of all applicable statute of limitations or prescription periods (taking into account any extensions under applicable Laws) and will thereupon expire together with any right to indemnification for breach thereof unless a Claim for indemnification has been made prior to such expiry date in accordance Article III;

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(ii)	the representations and warranties of the Shareholder and the Corporation set forth in Section 2.01(a) (Organization), Section 2.01(c) (Authority), Section 2.01(d) (Binding Agreement), Section 2.01(g) (Title), Section 2.01(o) (Intellectual Property), Section 2.01(p) (Software), and Section 2.01(q) (Infringement of Intellectual Property), Section 2.01(h) (No Options or Other Agreements) and Section 2.01(rr) (Asbru Reseller Agreement) will continue in full force and effect for the benefit of the Purchaser for a period of five years from the Closing Date and will thereupon expire together with any right to indemnification for breach thereof unless a Claim for indemnification has been made prior to such expiry date in accordance with Article III; and

(iii)	all other representations and warranties of the Shareholder and the Corporation set forth in this Agreement will continue in full force and effect for the benefit of the Purchaser for a period of three years from the Closing Date, and will thereupon expire together with any right to indemnification for breach thereof unless a Claim for indemnification has been made prior to such expiry date in accordance with Article III.

(b)	A representation or warranty of the Shareholder and the Corporation will survive the time it would otherwise terminate pursuant to the extent that:

(i)	the Purchaser will have delivered to the Shareholder notice setting forth with reasonable specificity the basis of a Claim prior to the expiration of such time pursuant to or

(ii)	such representation or warranty involves fraud or fraudulent misrepresentation.

(c)	To the extent any provision in Section 2.02(a) extends the period of liability for a breach of representation or warranty beyond the applicable statute of limitations period, the Parties hereby agree to waive, and do waive, the application of the applicable statute of limitations in respect of such provision.

(d)	No investigations made by or on behalf of the Purchaser at any time, nor any disclosure of information provided to the Purchaser (except as set out in this Agreement and the Schedules hereto), will have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by, or indemnification obligation of, the Shareholder.

(e)	The covenants of the Corporation and the Shareholder set forth in this Agreement, and the Purchaser’s right to seek indemnification pursuant to Section 3.01 for any breach thereof, will survive the Closing and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

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Section 2.03 Purchaser’s Representations and Warranties. The Purchaser represents and warrants to the Shareholder as of the Closing Date, as follows:

(a)	Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation, with full corporate power and authority to own and lease its assets, as the case may be, and to carry on its business as currently conducted, and has made all corporate filings required by applicable Laws.

(b)	Authority. The Purchaser has the power, authority and right to enter into and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated n this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchaser. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchaser, and no other approval or consent from or filing with or notice to any Governmental Authority or other Person is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement.

(c)	Binding Agreement. This Agreement and all other Contracts to be executed by the Purchaser at or prior to the Closing Date pursuant to this Agreement have been duly and validly executed and each such Contract constitutes a valid and legally binding obligation of each of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy and insolvency laws and to equitable remedies generally.

(d)	No Conflict. Neither the execution nor the delivery of this Agreement and any Contracts executed and delivered in connection therewith nor the completion of the transactions contemplated in this Agreement or such Contracts by the Purchaser will conflict with, result in the violation of, or default under (with or without notice or lapse of time or both), or give rise to a Lien or right of modification, termination, cancellation or acceleration of any obligation to repay or loss of any benefit under:

(i)	any of the provisions of the Purchaser’s articles of incorporation or bylaws;

(ii)	any judgment, order or decree to which the Purchase is a party or by which the Purchaser is bound or by which the Purchaser’s properties and assets are affected, or

(iii)	any applicable Law.

(e)	Consents. Other than those which have been obtained prior to the Closing Date, the Purchaser is not required to give notice to, or obtain consent from, any Person in connection with (a) the execution and delivery of this Agreement or any Contract to be executed in connection therewith or (b) the consummation or performance of the transactions contemplated hereby and thereby.

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(f)	No Brokers. Neither the Corporation nor the Shareholder has engaged any broker, finder or similar intermediary in connection with the transactions contemplated in this Agreement, and no Person or entity is entitled to any fee or other compensation from the Corporation or the Shareholder with respect to this Agreement or the transactions contemplated herein.

(g)	Accredited Investor; Etc.

(i)	Purchaser is acquiring the Corporation Shares for investment for Purchaser’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser further represents that Purchaser does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Corporation Shares.

(ii)	Purchaser represents and warrants that Purchaser (i) can bear the economic risk of Purchaser’s investment in the Corporation Shares, and (ii) possesses such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Corporation and the Corporation Shares.

(iii)	Purchaser represents that Purchaser is an “accredited investor” (an “Accredited Investor”) as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“SEC”) under Section 4(a)(2) of the Securities Act, and that Purchaser understands and acknowledges that Shareholder is relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(7) of the Securities Act.

(iv)	Purchaser acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(v)	Purchaser acknowledges that Purchaser has carefully reviewed such information as Purchaser has deemed necessary to evaluate an investment in the Corporation and the Corporation Shares. Purchaser acknowledges that Purchaser has been furnished all materials that he has requested relating to the Corporation and the receipt of the Corporation Shares hereunder, and that Purchaser has been afforded the opportunity to ask questions of the Corporation’s representatives and the Shareholders’ representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to Purchaser.

(vi)	Purchaser understands that the Corporation Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Corporation Shares or any available exemption from registration under the Securities Act, the Corporation Shares may have to be held indefinitely.

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Section 2.04 Survival of Purchaser’s Representations, Warranties and Covenants.

(a)	The representations and warranties of the Purchaser set forth in Section 2.03, and the Shareholder’s right to seek indemnification pursuant to Section 3.03 for any breach thereof, will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the Shareholder without limitation.

(b)	The covenants of the Purchaser set forth in this Agreement, and the Shareholder’s right to seek indemnification pursuant to Section 3.03 for any breach thereof, will survive the Closing and, notwithstanding such completion, will continue in full force and effect for the benefit of the Shareholder in accordance with the terms thereof.

Article III. Indemnification

Section 3.01 Indemnification Provisions for the Benefit of the Purchaser. Subject to Section 3.02, the Shareholder will indemnify, defend and hold harmless the Purchaser and the Corporation and each of their affiliates, subsidiaries, shareholders, directors, officers, employees, agents, accountants, consultants, attorneys and other representatives (in each case other than the Shareholder or any related party of the Shareholder) (collectively, the “Purchaser Indemnitees”) from and against all Claims asserted against and losses incurred by any Purchaser Indemnitee directly or indirectly arising out of or resulting from (and whether or not pursuant to a Claim by a third party or a loss suffered by a Purchaser Indemnitee or the Corporation directly) (it being understood and agreed that the Shareholder shall have sole and absolute liability for any Claim related to any inaccuracy or misrepresentation of representation or warranty made by the Corporation herein and the Corporation shall have no obligation of contribution or to otherwise defend or hold harmless the Shareholder in respect thereof):

(a)	any violation, contravention or breach of any covenant, agreement or obligation of the Shareholder contained in this Agreement;

(b)	any inaccuracy, misrepresentation, violation, contravention or breach in or of any representation or warranty of the Shareholder (in relation to the Shareholder itself or the Corporation) or the Corporation contained in this Agreement or in any ancillary agreement contemplated in this Agreement;

(c)	any liability or obligation of the Corporation, of any nature or kind whatsoever, arising up to the Closing Date in respect of any fact, condition or circumstance existing or occurring on or prior to the Closing Date;

(d)	any:

(i)	breach of the Asbru Reseller Agreement by the “Company” (as defined in that agreement);

(ii)	inability of the Corporation (or limitation on the Corporation’s ability) to exercise and enforce its full rights under the Asbru Reseller Agreement (other than an inability or limitation resulting solely from an act or omission by the Corporation after the Closing Date); or

(iii)	inability of the Corporation (or limitation on the Corporation’s ability) to access, use, reproduce, modify, bundle, distribute or sublicense the source code comprised within the “Asbru Web Content Management system” (other than an inability pr limitation resulting solely from an act or omission by the Corporation after the Closing Date);

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(iv)	liability of the Corporation to pay corporate Tax attributable to the period beginning on 1 January 2025 and ending on the Closing Date, after applying the tax loss carried forward as of 31 December 2024 in the amount of JPY 636,368,176, to the extent that such amount(s) of Tax payable exceed the remaining balance of the Holdback Amount after all other deductions from the Holdback Amount have been made by the Purchaser in accordance with Section 1.02, shall be borne by the Shareholder (or the Corporation); and

(v)	Any liability arising out of or relating to the ownership, operation, or divestment of HLVC, including without limitation any costs and expenses incurred in connection with completing or effecting such divestment, whether arising before, on, or after the Closing Date; and

(vi)	Any liability, costs or expenses arising before, on or after the Closing Date connected to the containers as referenced in Section 4.03(m)(iii).

Section 3.02 Indemnification Limitations Applicable to Claims by Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnitee’s right to bring a Claim seeking indemnification under Section 3.01 will be subject to the limitation that no Claims brought by all Purchaser Indemnitees, collectively, may exceed, in the aggregate, the Purchase Price; provided, however, that the foregoing will not apply to (i) a Claim based on fraud, fraudulent misrepresentation; or (ii) a breach of representations and warranties in Section 2.01(g) (Title), Section 2.01(ee) (Taxes), Section 2.01(rr) (Asbru Reseller Agreement)], or Section 2.01(aa) (Employment Matters) to the extent relating to tax matters. In addition, notwithstanding anything to the contrary contained in this Agreement, the Shareholder is making no representations or warranties, and the Purchaser Indemnitees shall have no right to bring any Claim, with respect to (1) expansion of the Business by the Purchaser into other markets other than the Applicable Countries following the Closing; (2) disputes relating to any Intellectual Property rights outside of the Applicable Countries; or (3) claims based on laws and/or regulations of any jurisdiction other than the Applicable Countries.

Section 3.03 Indemnification Provisions for the Benefit of the Shareholder. Subject to Section 3.04, the Purchaser will indemnify, defend and hold harmless the Shareholder and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, accountants, consultants, attorneys and other representatives (collectively, the “Shareholder Indemnitees”) from and against all Claims asserted against and losses incurred by the any Shareholder Indemnitee directly or indirectly arising out of or resulting from (and whether or not pursuant to a Claim by a third party or a loss suffered by any Shareholder Indemnitee directly):

(a)	any violation, contravention or breach of any covenant, agreement or obligation of the Purchaser pursuant to this Agreement; and

(b)	any inaccuracy, misrepresentation, violation, contravention or breach in or of any representation or warranty of the Purchaser contained in this Agreement or in any ancillary agreement contemplated in this Agreement.

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Section 3.04 Indemnification Limitations Applicable to Claims by Shareholder. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Indemnitee’s right to bring a Claim seeking indemnification under Section 3.01 will be subject to the following:

(a)	the Shareholder will have provided the Purchaser with a notice of his Claim for indemnification as soon as practicable after the Shareholder obtains knowledge of the cause giving rise to such Claim but in any event no later than 30 Business Days following the date the Shareholder obtains knowledge of the cause giving rise to such Claim; and

(b)	that no Claim brought by all Shareholder Indemnitees, collectively, may exceed, in the aggregate, the Purchase Price; provided, however, that the foregoing will not apply to a Claim based on fraud, fraudulent misrepresentation.

Section 3.05 Notice; Right to Defend. Each Party will give reasonably prompt notice to the other (a) of the assertion or commencement of any third party Claim (“Third Party Claim”) in respect of which indemnity is or may be sought hereunder or (b) upon becoming aware of any circumstance or event which may reasonably be expected to give rise to a Claim, other than Claims in which the Parties are litigating Claims against each other (“Direct Claims”). If the indemnified party fails to give such reasonably prompt notice of a Claim, such failure will not preclude the indemnified party from obtaining indemnification unless the indemnifying party can demonstrate actual and material prejudice resulting from the delay. In no event shall a delay in notice alone result in a complete forfeiture of indemnification rights. The indemnifying party will have the right to assume the defense or settlement of any Third Party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party will not settle or compromise any such Claim without the indemnified party’s prior written consent thereto, unless the terms of such settlement or compromise are solely for monetary damages and discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times will have the right, at its option and expense, to participate fully in the defense or settlement of such Third Party Claim; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within 10 Business Days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party will have the right, but not the obligation, to undertake the defense or settlement of such Third Party Claim for the account and at the risk of the indemnifying party, and (b) in the event that the indemnified party undertakes the defense or settlement of such Third Party Claim, the indemnifying party will be bound by any defense or settlement that the indemnified party may make as to such Third Party Claim. Each Party will reasonably cooperate with the other Party in defending or settling any Third Party Claim, and the defending or settling Party will have reasonable access, during normal business hours, to the books and records and personnel of the other Party that are relevant to such Claim.

Section 3.06 Payments. Any monies payable to the Purchaser pursuant to this Article III will be payable to the Purchaser or, at the option of the Purchaser, to the Corporation.

Section 3.07 Adjustment to the Purchase Price. All amounts payable by the Shareholder to a Purchaser Indemnitee pursuant to this Article III will be deemed to be a decrease to the Purchase Price. All amounts payable by the Purchaser to the Shareholder pursuant to this Article III will be deemed to be an increase to the Purchase Price.

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Article IV. Covenants and Conditions

Section 4.01 Taxes. The Purchaser does not assume and will not be liable for any taxes of any nature or kind whatsoever which may be or become payable by the Shareholder, including any and all built-in gain taxes (which is the sole and exclusive obligation of the Shareholder) and any taxes resulting from or arising as a consequence of the sale by the Shareholder to the Purchaser of the Corporation Shares herein contemplated.

Section 4.02 Research and Development Tax Credits. For a period of six months following the Closing Date, the Purchaser will remit to the Shareholder any monies received by the Corporation in connection with Research and Development Tax Credits relating to a period prior to the Closing Date, but only to the extent that such Research and Development Tax Credits are reflected on the Closing Date Balance Sheet. Any such monies received by the Corporation will be remitted to the Purchaser within 10 Business Days of receipt thereof.

Section 4.03 Closing Deliveries for the Benefit of the Purchaser. At or prior to the Time of Closing, the Shareholder shall deliver, or shall cause to be delivered, to the Purchaser the following:

(a)	Such certificates or other instruments (including, without limiting the generality of the foregoing, instruments of conveyance with respect to the Corporation Shares, etc.) as the Purchaser or the Purchaser’s counsel may reasonably request in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Shareholder and the Corporation at or prior to the Time of Closing have been performed or complied with;

(b)	All appropriate federal, state, municipal or other governmental or administrative approvals or consents as are required to permit the change of ownership of the Corporation contemplated hereby and to permit the Business to be carried on by the Purchaser as now conducted;

(c)	Evidence satisfactory to the Purchaser that all indebtedness of the Corporation, including any intercompany payables and any indebtedness of the Corporation owing to affiliated companies or any other non-arms’ length party, its banks, employees or the Shareholder (except as may be agreed by Purchaser) has been extinguished;

(d)	Evidence satisfactory to the Purchaser of cash in the accounts of the Corporation equal to at least ¥150,000,000 as at the Time of Closing;

(e)	The consent to the change of control of the Corporation, where consent is required under any Contracts which have an amount payable to the Corporation or payable by the Corporation of at least ¥20,000,000;

(f)	A certificate of good standing of the Corporation issued by the appropriate regulatory authority in Japan;

(g)	A certificate issued by the applicable state authorities indicating that the Corporation has paid all taxes collectable or payable under applicable taxation legislation up to the Closing Date or has entered into an arrangement satisfactory to said authorities for the payment of such taxes;

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(h)	The written resignation of each director and officer of the Corporation designated by the Purchaser and a release of all claims against the Corporation by each such director and officer;

(i)	The TSA, duly executed by an authorized officer of the Shareholder;

(j)	A request form directing the Corporation to register the Purchaser as the holder of the shares in the shareholders registry (kabunushi meibo) of the Corporation (kabunushi meibo meigi kakikae seikyu sho), duly signed by the Shareholder, and a copy of the shareholders registry (kabunushi meibo) of the Corporation, certified by the representative director of the Corporation, showing that the Shareholder is the sole shareholder of the Corporation as of the Closing Date;

(k)	Confirmation that all Liens applicable to the Corporation other than Permitted Liens have been terminated;

(l)	Confirmation sufficient to the Purchaser that the Corporation has access to the source code for the Asbru Content Management System (AWCS);

(m)	Confirmation sufficient to the Purchaser that the Corporation has ceased to have any right, title or interest in or to:

(i)	any shares in HLVC;

(ii)	any shares in SYLA Technologies Co., Ltd. (whether held in an account with Monex Securities Inc. or otherwise), subject to the provisions of Section 4.07;

(iii)	any container used to store servers (whether located at〒949-6103 新潟県南魚沼郡湯沢町土樽233-1, 233-1 Tsuchidaru, Yuzawa-machi, Minamiuonuma-gun, Niigata 949-6103, Japan or otherwise); and

(iv)	any Automobile;

(n)	A formal legal opinion from the Shareholder’s Japanese legal counsel (who is not an internal or in-house legal counsel), in a form satisfactory to Purchaser, confirming that the Corporation is not carrying on, and since its incorporation has not carried on, any business that may trigger a requirement for a prior notification to the Bank of Japan under the Japanese Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949); and

(o)	Payoff letters from each creditor pursuant to which the Estimated Corporation Debt is payable, with a final payoff amount for such Estimated Corporation Debt, and wire instructions for each such creditor.

Section 4.04 Closing Deliveries for the Benefit of the Shareholder. At or prior to the Time of Closing, the Purchaser shall deliver, or shall cause to be delivered, the following:

(a)	to the Shareholder, the Closing Payment;

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(b)	to the Shareholder, the TSA, duly executed by an authorized officer of the Purchaser;

(c)	to the Shareholder, such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Shareholder may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with; and

(d)	to the creditors with respect to the Estimated Corporation Debt, the amounts as required to repay the Estimated Corporation Debt, as set forth in the payoff letters referenced in Section 4.03(o).

Section 4.05 Tax Elections. The Corporation and the Purchaser agree to cooperate in the filing of IRS Form 8883 under Code Section 338 as may be necessary or desirable to give effect to such allocation for tax purposes. The Corporation and the Purchaser agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations and elections.

Section 4.06 Post-Closing Deliveries for the Benefit of the Purchaser. Within two (2) months of the Closing Date, the Shareholder shall deliver, or shall cause to be delivered, to the Purchaser confirmation sufficient to the Purchaser that all of HLVC’s rights and obligations under the customer contracts between HLVC and SUZUYO SHINWART CORPORATION have been duly transferred to the Corporation, and such transfers have been fully perfected under applicable laws.

Section 4.07 SYLA Technologies Co., Ltd. Notwithstanding the provisions of Section 4.03(m)(ii), the Parties acknowledge and agree that Shareholder owns 1,285 warrants of SYLA Technologies Co., Ltd. However, since Shareholder is a U.S. corporation and cannot open a Japanese securities account, the current registered holder name is the Corporation, purely for administrative convenience. The warrants are recorded under the Shareholder’s name in the accounting books. After the Closing, these 1,285 warrants will be transferred to a newly established Japanese entity owned by Shareholder or one of its affiliates, and Purchaser shall reasonably cooperate with such transfer process.

Article V. Non-Competition ; Non-Disclosure ; Non-Solicitation

Section 5.01 Non-Competition. In consideration of the completion of the transactions contemplated in this Agreement, the Shareholder agrees that, other than with respect to the Websora product, which is a product currently in development by the Shareholder, it will not, directly or indirectly, or through any Person, for a period of five years following the Closing Date, in Japan, the United States, Canada, or anywhere else where the Corporation sells its products or services as at the Closing Date:

(a)	own, manage, operate, join, control, finance or participate in the ownership (exclusive of holding 1% or less of the shares of a publicly traded company with which the Shareholder is otherwise not associated), management, operation, control or financing of any business or enterprise that develops or markets Competitive Products or Services; or

(b)	develop, sell, license, offer or provide Competitive Products or Services.

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Section 5.02 Non-Disclosure. In consideration of the completion of the transactions contemplated in this Agreement, the Shareholder agrees that, other than as may be required by applicable law or court order, it will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise any confidential information of the Corporation or the Purchaser to any other Person and this obligation of non-disclosure will survive indefinitely.

Section 5.03 Non-Solicitation of Employees. In consideration of the completion of the transactions contemplated in this Agreement, the Shareholder agrees that it will not solicit for employment, or attempt to retain as an independent contractor, any Person other than the Corporation, any of the Employees or independent contractors of the Corporation then engaged by the Corporation or the Purchaser for a period of two years after the Closing Date, or (if applicable) eighteen months following the cessation of employment with the Corporation, whichever is later.

Section 5.04 Non-Solicitation of Customers. In consideration of the completion of the transactions contemplated in this Agreement, the Shareholder agrees that for a period of two years after the Closing Date, or (if applicable) eighteen months following the cessation of employment with the Corporation, whichever is later, it will not solicit, approach or sell to entities that were customers of the Corporation as at the Closing Date, or Prospects of the Corporation, any Competitive Products or Services.

Section 5.05 Fair and Reasonable. Each of the covenants in this Article V is considered fair and reasonable by the Parties. The Shareholder acknowledges that the restrictions contained this Article V will not cause it any undue hardship and are reasonable and necessary in order to protect the Purchaser’s legitimate interests and that any violation thereof would result in irreparable injury to the Purchaser.

Section 5.06 Enforcement of Covenants. The Shareholder expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the covenants in this Article V, and that any breach of such covenants will result in irreparable harm to the Purchaser for which money damages could not adequately compensate. If a breach of the covenants occurs, the Purchaser will be entitled, in addition to all other rights and remedies that the Purchaser may have at law or in equity, to have an injunction issued by any court of competent jurisdiction enjoining and restraining the Shareholder and all other Persons involved therein from continuing such breach. The existence of any Claim or cause of action that the Shareholder and all other Persons may have against the Purchaser will not constitute a defense or bar to the enforcement of any of covenants in this Article V.

Section 5.07 Scope of Covenants. To the extent that any covenant in this Article V, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other covenants, the other portions of such covenants and the application thereof will not be affected thereby and will be enforceable without regard thereto. If any covenant in this Article V is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor as may be necessary to make such covenant valid and enforceable. If the Purchaser must resort to litigation to enforce any covenant in this Article V has a fixed term, then the term of such covenant or covenants will be extended for a period of time equal to the period during which a breach of such covenant was occurring (such breach will be considered to have ended on the date of any interlocutory order restraining such breach, provided such order is complied with), beginning on the date of a final court order (without further right of appeal) holding that such breach occurred or, if later, the last day of the original fixed term of such covenant, but the term of such covenant will be extended only to the extent that a court determines that such covenant was breached.

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Article VI. Resolution of Disputes

Section 6.01 Arbitration. Subject to Section 6.07, any dispute or Claim arising out of or relating to this Agreement or the breach hereof involving only a Claim as between the Parties will be settled by arbitration in Wilmington, Delaware. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. The Purchaser and the Shareholder will jointly select an arbitrator to conduct the arbitration. If the Purchaser and the Shareholder are unable to mutually agree upon such an arbitrator within ten Business Days of commencement of efforts to do so, then the Purchaser and the Shareholder will each select an arbitrator within an additional five Business Days and within five Business Days after their selection, those two arbitrators will select a third arbitrator, which third arbitrator will conduct the arbitration (hereinafter referred to as the “Arbitrator”). The Arbitrator must be an individual experienced in corporate law and the law of mergers and acquisitions, must have experience in dealing with matters relating to software, intellectual property and information technology. The Arbitrator cannot be an individual who ever has been an affiliate of or attorney for any Party or for any of their respective affiliates.

Section 6.02 Remedies. Any provisional remedy that would be available to the Parties from a court of law will be available from the Arbitrator pending arbitration. Any Party may apply to any court of competent jurisdiction and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

Section 6.03 Award. The Arbitrator’s award will be made in writing and will make written findings of fact and conclusions of law. The Arbitrator will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. Judgment on any arbitration award may be entered by the Arbitrator or by any Party in any court having jurisdiction thereof. No Party, nor the Arbitrator, may disclose the existence, content, or results of any arbitration or arbitration award without the prior written consent of all Parties except to the extent necessary to enter and enforce a judgment based upon such an award or as required by applicable law or the rules and regulations of any securities market or securities exchange on which the securities of the Shareholder or the Purchaser are listed or available for trading.

Section 6.04 Award Final and Binding. The award of the Arbitrator will be final, binding and not subject to appeal. Each Party hereby waives the benefit of any applicable Law which would permit it to appeal the decision of the Arbitrator to any court or other authority.

Section 6.05 Legal Expenses. All fees and expenses of the arbitration will be borne by the Parties equally. However, each Party will bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. Notwithstanding the foregoing, the Arbitrator will be entitled to tax and assess costs against any Party (including the fees of attorneys and arbitrators) to the extent that the Arbitrator finds that such Party’s Claim or any portion thereof was unreasonable, speculative or primarily for the purpose of delaying the exercise of rights by the prevailing Party.

Section 6.06 Survival. Any dispute regarding the applicability of this Article VI to a particular Claim or controversy will be arbitrated as provided in this Article VI.

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Section 6.07 Equitable Relief. Each of the Parties acknowledges and agrees that the other Party to this Agreement may be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Section 6.07 or elsewhere in this Agreement, each of the Parties hereby acknowledges and agrees that the other Party will be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement. Each Party hereby acknowledges and agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

Section 6.08 Limitations. The provisions of this Article VI will not apply to matters relating, in whole or in part, to Article V.

Article VII. General Terms and Conditions

Section 7.01 Further Assurances. Each of the Parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as any other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and to consummate the transactions contemplated in this Agreement. Without limiting the foregoing, after the Closing, the Shareholder shall reasonably cooperate with the Purchaser and its counsel and make itself and its representatives available to the Purchaser and the Corporation in connection with the institution or defense of any proceeding, whether existing, threatened, or anticipated, involving or relating to the Corporation, including providing testimony, records, and other information, provided that all reasonable costs and expenses incurred by the Shareholder in connection with such cooperation shall be borne by the Purchaser.

Section 7.02 Transition. After the Closing Date, in the event that the Shareholder inadvertently receives monies intended for the Corporation hereunder or with respect to the operations of the Corporation following the Closing Date, the Shareholder will remit such funds to the Purchaser forthwith upon receipt thereof. After the Closing Date, the Purchaser will not be liable to remit to the Shareholder any monies received by it or the Corporation with respect to the operations of the Corporation prior to the Closing Date, except as specifically provided herein.

Section 7.03 Purchaser’s Insolvency. Notwithstanding the provisions of Section 1.01(d), on and from the first day following the Closing Date in the event that (A) the Purchaser shall (i) (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (ii) make a general assignment for the benefit of the Company’s creditors; or (iii) commence a voluntary case under the U.S. Bankruptcy Code or any analogous provision of any foreign law, as now and hereafter in effect, or any successor statute; or (B) a proceeding or case shall be commenced, without the application or consent of the Purchaser, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets; or (3) an order for relief against the Purchaser shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction; then in each such case any remaining unpaid amount of the Deferred Consideration shall immediately become due and payable to Shareholder, without notice or demand.

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Section 7.04 Time of the Essence. Time will be of the essence of this Agreement.

Section 7.05 Legal Fees and Other Expenses. Other than as specifically set forth herein, each of the Parties will pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred in connection with the transactions contemplated in this Agreement. Any such costs or expenses incurred by the Corporation prior to the Closing Date will be the exclusive responsibility of the Shareholder, and any such costs or expenses incurred by the Corporation from and after the Closing Date will be the responsibility of the Purchaser. The Shareholder shall be responsible for paying any transfer, documentary or other taxes or fees imposed as a result of the sale and transfer of the Corporation Shares pursuant to this Agreement or for obtaining any required consents.

Section 7.06 Public Announcements. Except to the extent required by applicable Law or the rules of any securities exchange on which a Party’s securities (or its affiliate’s securities) are traded, no public announcement will be made or press release issued by any Party concerning the sale and purchase of the Corporation Shares without the prior written consent of the other Party, which consent will not be unreasonably delayed, conditioned or withheld. The Party seeking to make the public announcement or issue the press release will provide the other Party with a draft copy of such announcement or press release and a reasonable opportunity to comment thereon prior to the issuance of any such announcement or press release.

Section 7.07 Benefit of the Agreement. This Agreement will ensure to the benefit of and be binding upon the respective heirs, executors, administrators, permitted successors and permitted assigns of the Parties, including any permitted successors by reason of amalgamation or statutory arrangement of any Party.

Section 7.08 Entire Agreement. This Agreement, together with those agreements, instruments and certificates to be entered into among the Parties pursuant hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

Section 7.09 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions as contemplated herein is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions as contemplated herein are fulfilled to the extent possible.

Section 7.10 Amendments and Waiver. No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the Parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

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Section 7.11 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated in this Agreement may be assigned by any Party without the prior written consent of the other Party, which consent may be given or withheld in the sole direction of the other Party, provided, however, that, with notice to the Shareholder, this Agreement may be assigned by the Purchaser without the consent of the Shareholder to a subsidiary or affiliate of Purchaser but only to the extent that such subsidiary or affiliate enters into a written agreement with the Shareholder to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such subsidiary or affiliate fails to do so.

Section 7.12 Notices.

(a)	Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail, by facsimile or by electronic means of communication addressed to the recipient as follows:

To the Purchaser:

c/o Volaris Group Inc.

5060 Spectrum Way, Suite 100

Mississauga, Ontario L4W 5N5

Email: steve.cimicata@volarisgroup.com

Attention: Steve Cimicata, General Counsel

with a copy to (which copy will not constitute notice):

Constellation Software Inc.

20 Adelaide Street E., Suite 1200

Toronto, Ontario, Canada

M5C 2T6

Facsimile: (416) 861-2287

Email: mdennison@csisoftware.com

Attention: Mark Dennison, General Counsel

To the Shareholder:

HeartCore Enterprises, Inc.

Attn: Sumitaka Yamamoto

Shirakiji Bldg. 3rd Floor 1-2-33

Higashigotanda Shinagawa-ku

Tokyo 141-0022

Email: kanno@heartcore.co.jp

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with a copy to (which copy will not constitute notice):

Anthony, Linder & Cacomanolis, PLLC

Attn: Laura Anthony

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Facsimile: (561) 514-0832

Email: lanthony@alclaw.com

(b)	Any Party may designate a new address for notices by notice given by any Party to the other Party.

(c)	Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by facsimile or other electronic communication, on the day of receipt of confirmation of delivery. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication will not be mailed but will be given by personal delivery or by electronic communication.

Section 7.13 Governing Law. This Agreement and the other document or instrument entered into in connection with this Agreement or the transactions contemplated herein, and all matters based upon, arising out of or relating in any way to this Agreement or the transactions contemplated herein, including all disputes, claims or causes of action arising out of or relating to this Agreement, as well as the interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the United States and the State of Delaware, without regard to any jurisdiction’s conflict-of-laws principles, and as applied to contracts to be wholly performed within the State of Delaware. Notwithstanding the foregoing, to the extent that the laws of Japan are required to apply with respect to the transfer and sale of the Corporation Shares to the Purchaser, such laws shall so apply with respect thereto.

Section 7.14 Jurisdiction. Subject to the terms of Article VI, venue for all matters related to or arising from this Agreement and the transactions contemplated herein shall be in the courts of the State of Delaware and United States Courts, in each case, located in New Castle County, Delaware (the “Selected Courts”). Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 7.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.15. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Section 7.16 No Consequential Damages. Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or the other documents entered into in connection with this Agreement or the transactions contemplated herein.

Section 7.17 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.18 Counterparts and Electronic Signatures. This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered (including execution and delivery by facsimile transmission or by Portable Document Format (PDF)) will be an original, but all such counterparts will together constitute one and the same instrument, it being understood that all Parties need not sign the same counterpart. Executed counterparts of this Agreement may be delivered on the Closing Date via facsimile or by PDF followed by delivery of original, executed counterparts.

Section 7.19 No Third Party Beneficiary. Other than as specifically set forth herein, the terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 7.20 Date of any Action. In the event that any date on which any action is required to be taken hereunder by any Party is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

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Section 7.21 Construction.

(a)	Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Articles, Section or other portion hereof and include any agreement supplemental hereto.

(b)	Extended Meanings. In this Agreement, (i) words importing any gender will include all genders, (ii) words importing the singular will include the plural and vice versa, (iii) words importing the masculine gender will include the feminine and neuter genders and vice versa and (iv) the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific statements, items or matters set forth immediately following such word or to similar statements, items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather is to be construed to refer to all other terms or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

(c)	Construction. The Parties agree that this Agreement is the product of negotiation between sophisticated Persons, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of the provisions of this Agreement.

(d)	References to Statutes. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, plan, instrument or statute as may be from time to time amended, modified or supplemented, including: (i) in the case of agreements, plans or instruments, by waiver or consent and (ii) in the case of statutes, by succession of comparable successor statutes up to the relevant date.

(e)	Currency. Unless otherwise noted herein, all references to currency herein are to lawful money of the United States of America.

[The remainder of this page has intentionally been left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Closing Date.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Smith Japan Holdings KK

By:	/s/ John Bureau
Name:	John Bureau
Title:	Director

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Schedule A - Certain Defined Terms

For the purposes of this Agreement, the term:

“Accredited Investor” has the meaning set forth in Section 2.03(g)(iii).

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules hereto and all amendments made hereto and thereto, to the extent such amendments are made in compliance with the terms hereof pursuant to a written agreement between the Parties.

“Anti-Corruption Laws” means any anti-corruption, anti-bribery or anti-money laundering Laws, including the Criminal Code of Japan (Act No. 45 of 1907), the Unfair Competition Prevention Act (Act No. 47 of 1993), the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing.

“Anti-social Force” means (a) an organized crime group, (b) a member of an organized crime group, (c) a Person for whom less than five (5) years have passed since that Person ceased to be a member of an organized crime group, (d) an associated member of an organized crime group, (e) a corporation related to an organized crime group, (f) a sokaiya (corporate racketeer), a shakai undo to hyobo goro (a group that engages in criminal activities but operates under the guise of a social movement), or a tokushu chino boryokushudan (a group that illegally uses a relationship with an organized crime group for its own interest), or (g) any other Person similar to any of the foregoing (a) through (f).

“Applicable Countries” has the meaning set forth in Section 2.01(o)(i)(C).

“Asbru Reseller Agreement” means the reseller-distribution agreement dated on or prior to the date of this Agreement, and the first amendment thereto between Asbru LLC-FZ, as licensee of the “Asbru Web Content Management system”, and the Corporation, as reseller.

“Automobiles” means the BMW 740d xDrive M Sport with registration number 352 Ri 830, together with any other motor vehicle owned, leased or utilized by the Corporation as at the Closing Date.

“Benefit Plans” means, collectively, all employee benefit plans, agreements and arrangements (whether written or oral, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any Employees or former Employees or in respect of which the Corporation is obligated to contribute or in any way liable, whether or not insured and whether or not subject to any applicable Law, including, but not limited to, employee benefit plans, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution pension plan any group registered retirement savings plan) and any other fringe benefit plan as defined in section 6039D of the Code.

Schedule A – Page 1

“Business Contract” means any Contract (i) entered into in connection with or in respect of the Business, (ii) that is necessary for the operation of the Business by the Corporation, or (iii) by which the Corporation is otherwise bound.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the State of New York.

“Business” means the business carried on by or on behalf of the Corporation as at the Closing Date, including all business being planned and all inactive lines of business previously carried on by the Corporation prior to the Closing Date that the Corporation has rights to as of the Closing Date.

“Claims” means, collectively, all losses, damages, expenses, fines, penalties, judgments, demands, obligations, liabilities, claims and demands, of any nature or kind whatsoever, and all reasonable legal fees and expenses related thereto.

“Closing Date Balance Sheet” has the meaning set out in Section 1.02(b).

“Closing Date” has the meaning set out in the introductory paragraph hereof.

“Closing Payment” has the meaning set out in Section 1.01(a).

“Closing” has the meaning set out in Section 1.06.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Products or Services” means any products or services which are competitive with the products or services of the Business.

“Contract” means any agreement, indenture, contract, note, lease, sublease, deed of trust, guarantee, license, sale order, option or other arrangement, understanding, instrument or commitment, of any nature or kind whatsoever, whether written or oral.

“Corporation Shares” means the issued and outstanding Equity Interests of the Corporation set forth in Section 2.01(b) of the Disclosure Schedules.

“Corporation” has the meaning set out in the introductory paragraph hereof.

“Data Protection Obligations” has the meaning set out in Section 2.01(dd).

“Developers” has the meaning set out in Section 2.01(p)(i).

“Direct Claim(s)” has the meaning set out in Section 3.05.

“Disclosure Schedules” has the meaning set out in Section 2.01.

Schedule A – Page 2

“Employee Compensation Laws” means all Labor Laws and other applicable Laws regulating the payment or workers’ compensation, including the contribution, collection and payment of withholding, social security and similar Taxes, employee benefits and/or unemployment insurance, including the Labor Standard Act (Act No. 49 of 1947), the Labor Contracts Act (Act No. 128 of 2007), the Employment Insurance Act (Act No. 116 of 1974), the Health Insurance Act (Act No. 70 of 1922), the Employees’ Pension Insurance Act (Act No. 115 of 1954), the National Health Insurance Act (Act No. 192 of 1958), the Long-Term Care Insurance Act (Act No. 123 of 1997), the National Pension Act (Act No. 141 of 1959), the Industrial Accident Compensation Insurance Act (Act No. 50 of 1947), and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing.

“Employee Plans” means all employment and consulting agreements, bonus, share option, share purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, pension, disability, vacation, incentive, deferred compensation, supplemental retirement, severance, termination, notice, pay in lieu of notice, separation, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, policies or Contracts, whether formal or informal, qualified or nonqualified, funded or unfunded, currently sponsored, maintained or contributed to for the benefit of any current or former employee, consultant or director of the Corporation or with respect to which the Corporation has any liability, including all “defined benefit pension” (kakutei-kyufu-kigyo-nenkin, as defined in Paragraph 1 of Article 2 of the Defined Benefit Pension Act (Act No. 50 of 2013)) and “defined contribution pension” (kakutei-kyoshutsu-nenkin, as defined in Paragraph 1 of Article 2 of the Defined Contribution Pension Act (Act No. 88 of 2001)) (and the equivalent defined term or construct under any other applicable Employee Plans Laws).

“Employee Termination Laws” means all Labor Laws and other applicable Laws regulating the termination of employees, plant closings and similar Labor Matters, including the Labor Standard Act (Act No. 49 of 1947), the Labor Contracts Act (Act No. 128 of 2007), and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing.

“Employee” means an individual who is employed by the Corporation on the Closing Date.

“Equity Interests” means (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), and (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c).

“Estimated Corporation Debt” has the meaning set forth in Section 1.01(a).

“Estimated Pre-Close Tax Liability” means the Corporate income tax incurred during the period prior to closing (January 1, 2025 to the closing date) shall be the corporate income tax after applying the deduction for the loss carryforward as of December 31, 2024 (¥636,368,176).

“FEFTA” means the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of December 1, 1949), as amended (including all subsequent amendments, restatements, and successor legislation).

“Financial Statements” means, collectively: (i) the audited financial statements of the Corporation for the fiscal years ended 31 December 2023 and 31 December 2024; and (ii) the interim unaudited financial statements of the Corporation for the eight-month period ended August 31 2025, copies of which are attached hereto as Section 2.01(k) of the Disclosure Schedules.

Schedule A – Page 3

“Financial Year End Date” means December 31, 2024.

“GAAP” has the meaning set out in Section 1.02(b).

“Governmental Authority” means any (i) domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances, including, but not limited to, any subdivision, agent, commission, board, authority or official of any of the foregoing; (ii) government of any nation, state, province, county, city, town, village, district, or other jurisdiction or political subdivision of any nature; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or arbitral or other tribunal) exercising any regulatory, legislative, expropriation or taxing authority under, or for the account of, any of the foregoing, including a recognized stock exchange; or (iv) multi-national organization or body; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Governmental Consent” has the meaning set out in Section 3.01(b).

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to applicable Laws.

“HLVC” means HeartCore Luvina Vietnam Co. Ltd.

“Holdback Amount” has the meaning set out in Section 1.01(b).

“Holdback Release Date” means the first Business Day occurring the later of: (a) 180 after the Closing Date, or (b) if applicable, the date the Net Tangible Assets is finally determined pursuant to Section 1.02.

“Immigration Form” means any mandatory immigration notification, form, application, license or similar Governmental Authorization, Order or action under any Immigration Laws, including the notification of the employment status of foreign nationals of Japan stipulated in Article 28 of the Act on Comprehensively Advancing Labor Measures, and Stabilizing the Employment of Workers, and Enriching Workers’ Vocational Lives of Japan (Act No. 132 of 1966), and the equivalent procedures and processes required under any other applicable Immigration Laws.

“Immigration Laws” means all Labor Laws and other applicable Laws regulating immigration, including any Immigration Form requirements and obligations, including the Immigration Control and Refugee Recognition Act (Cabinet Order No. 319 of 1951), the Act on Comprehensively Advancing Labor Measures, and Stabilizing the Employment of Workers, and Enriching Workers’ Vocational Lives of Japan (Act No. 132 of 1966), and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing.

“Indemnification Threshold” has the meaning set out in Section 4.2(c).

Schedule A – Page 4

“Intellectual Property” means intellectual property of any nature or kind whatsoever, whether domestic or foreign, including any name, business name, corporate name, fictitious name, trademark (whether registered or unregistered), trademark application, service mark (whether registered or unregistered), service mark application, trademark registration, service mark registration, trade name, brand name, product name, domain name, domain name registration, slogan, trade secret, know-how, invention, patent, patent application, industrial design, industrial design application, industrial design registration, design patent application, design patent (including any reissue, division, continuation, continuation-in-part and extension of any patent or patent application), integrated circuit topography, integrated circuit topography or semiconductor chip application or registration, literary work, artistic work, pictorial work, dramatic work, performance, sound recording, copyright registration, copyright in published and unpublished works (whether registered or not, including copyright in the Software), copyright application, moral right, design, logo, formula, database, technology, data, databases, database layouts, user interfaces, web interfaces, algorithms, architectures, structures, display screens, layouts, development tools, instructions, templates, research and development reports and similar material recording or evidencing expertise or information, all licenses and waivers and benefits of waivers of the foregoing intellectual property rights, all goodwill associated with the foregoing intellectual property, all future income and proceeds from the foregoing intellectual property and all rights to damages and profits by reason of the infringement of any of the foregoing intellectual property.

“Knowledge of the Shareholder” shall be deemed to refer to the knowledge of Sumitaka Yamamoto or Qizhi Gao, after reasonable internal investigation as to the accuracy and completeness of the representations and warranties herein of the Shareholder’s officers, directors, employees, as applicable, and records as well as the Corporation’s officers, directors, employees and records.

“Labor Laws” means all Laws relating to the regulation of labor or pertaining to employment and employment practices, including the Employee Compensation Laws, the Immigration Laws, the Workplace Safety Laws, the Employee Termination Laws, the Labor Union Act (Act No. 174 of 1949), the Minimum Wage Act (Act No. 137 of 1959), the Labor Relations Adjustment Act (Act No. 25 of 1946), the Basic Act for Persons with Disabilities (Act No. 84 of 1970), the Act to Facilitate the Employment of Persons with Disabilities (Act No. 123 of 1960), the Act on Stabilization of Employment of Elderly Persons (Act No. 68 of 1971), the Act on Securing, Etc. of Equal Opportunity and Treatment between Men and Women in Employment (Act No. 113 of 1972), the Act on Improvement of Personnel Management and Conversion of Employment Status for Part-Time Workers and Fixed-Term Workers (Act No. 76 of 1993), and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing or any other Labor Matters.

“Labor Matter” means any labor, employment or employment practices-related matter governed by or arising under applicable Labor Laws, including terms and conditions of employment, labor relations and collective bargaining, equal employment opportunities, fair employment and unfair labor practice (futo-rodo-koi, as defined in stated in Article 7 of the Labor Union Act (Act No. 174 of 1949)), employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, plant closings, meal and break periods, privacy, defamation, background checks and other consumer reports regarding employees and applicants, health and safety, workers’ compensation, leaves of absence, paid sick leave, maternity leave, child care leave, caregiving leave, plant closings, negligent hiring or retention, mandatory profit sharing, the collection and payment of withholding and/or social security Taxes and any similar Tax, employee benefits and/or unemployment insurance.

Schedule A – Page 5

“Laws” means, collectively, all (i) domestic or foreign laws, including statutes, subordinate legislation or treaties; and (ii) guidelines, directives, rules, standards, requirements, policies, orders, judgments, injunctions, awards or decrees of a Governmental Authority whether or not having the force of law.

“Leased Premises” means the properties leased by the Corporation pursuant to the Leases.

“Leases” means (i) that certain lease agreement dated March 27, 2017 entered into between Religious Corporation Kiji Shrine, as landlord, and the Corporation, as tenant, in respect of the premises leased at 1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan 141-0022; and (ii) that certain lease agreement dated February 1, 2024 entered into between Ryukyu DigiCo, Inc., as landlord, and the Corporation, as tenant, in respect of the premises leased at 381-1, Asato, Naha City, Okinawa, Japan 902-0067.

“Licensed Intellectual Property” means, collectively, all Intellectual Property that is used by the Corporation but owned by another Person.

“Lien”, in relation to any property or asset, means any encumbrance or title defect of any nature or kind whatever, regardless of form, whether or not recorded or registered or consensual or statutory or arising by operation of Law, including any mortgage, charge, pledge, hypothecation, security interest, security agreement, assignment, lien, privilege, easement, servitude, right of way, lease, option, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant, conditional sale agreement, sub-lease, encroachment, work-order or adverse Claim, community or other marital property interest and any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Material Adverse Change” and “Material Adverse Effect” means a change, effect, condition or circumstance that, individually or in the aggregate with all other changes, effects, conditions and circumstances, is or would reasonably be expected to (a) be material and adverse to the Business, assets, liabilities, rights, obligations (whether absolute, accrued, conditional or otherwise), affairs, results of operation or condition (financial or otherwise) of the Corporation, (b) have a material and adverse effect on the Purchaser’s ability to operate the Business immediately after the Closing in a manner similar to that in which the Corporation operated the Business prior to the Closing or (c) otherwise materially adversely affects the ability of the Corporation or the Shareholder to consummate the transactions contemplated in this Agreement, except for any such changes, effects, conditions or circumstances resulting or arising, directly or indirectly, from or in connection with (i) the public announcement or performance of the transactions contemplated in this Agreement (including the impact thereof on the Corporation’s relationships with customers, suppliers, partners and employees), (ii) changes in GAAP or any applicable Law (or in the interpretation thereof), (iii) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions and (iv) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Corporation participates, any other economy where the Corporation is engaged in the Business or the capital markets in general, except in the case of clauses (ii), (iii), and (iv) to the extent any such change, effect, condition or circumstance primarily relates to (or has the effect of primarily relating to) the Corporation, or has had a materially disproportionate effect on the Corporation, as compared to other Persons in the industry in which the Corporation participates.

Schedule A – Page 6

“Multi-year Licensing Agreements” means the agreements specified in Exhibit 2, in each case concerning the licensing of the Corporation’s “HeartCore CMS” product to a specified customer for a period of more than one (1) year.

“Net Tangible Assets” has the meaning set out in Section 1.02(f).

“NTA Excess” has the meaning set out in Section 1.02(d).

“NTA Shortfall” has the meaning set out in Section 1.02(e).

“Open Source Materials” means, collectively, software or other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Options” means, collectively, all options, warrants, subscriptions or other rights to acquire, or securities convertible into or exercisable for, any equity interest in the Corporation, whether vested or not.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, stipulation or verdict entered, issued, made, or rendered by or with any Governmental Authority.

“Ordinary Course” means, in respect of the Corporation, an action that is taken by the Corporation that is consistent with the past practices of the Corporation and that is taken in the ordinary course of the normal day-to-day operations of the Corporation, whether or not such action is required to be authorized by the board of directors of the Corporation (or by any Person or group of Persons exercising similar authority).

“Owned Intellectual Property” means, collectively, all Intellectual Property that is owned by the Corporation.

“Parties” means, collectively, the Purchaser, the Shareholder and the Corporation.

“Permitted Liens” means mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which do not, individually, result in a Material Adverse Effect on the Corporation or the operations of the Business and which do not restrict the right of the Shareholder to sell and transfer the Corporation Shares to the Purchaser or result in the imposition of a Lien on the Corporation Shares upon the consummation of the transactions contemplated hereby.

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“Person” means an individual, partnership, limited partnership, association, joint venture, trustee, trust, corporation, company, unlimited liability company, unincorporated organization or other entity, including any Governmental Authority.

“Privacy Laws” means any Law governing the collection, use and disclosure of personally identifiable information, including the Act on the Protection of Personal Information (Act No. 57 of 2003) and the applicable rules and regulations (including cabinet orders, ministerial ordinances and guidelines) of the Personal Information Protection Commission and other Governmental Bodies relating thereto, and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (including an arbitrator).

“Prospects” means, collectively, all Persons that appear on the Corporation’s list of sales leads as at the Closing Date.

“Purchase Price” has the meaning set out in Section 1.01.

“Purchaser Indemnitees” has the meaning set out in Section 3.01.

“Purchaser” has the meaning set out on the first page of this Agreement.

“Research and Development Tax Credits” means, collectively, monies received by the Corporation in respect of the research and development tax credits of the Corporation (whether or not refundable) which exist as at the Closing Date.

“Reviewing Accountant” means an independent accounting firm selected jointly by the Shareholders and the Purchaser.

“SEC” has the meaning set out in Section 2.03(g)(iii).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selected Courts” has the meaning set out in Section 7.14.

“Shareholder Indemnitees” has the meaning set out Section 3.03.

“Shareholder” has the meaning set out on the first page of this Agreement.

“Software” means, collectively, the computer programs known by the names listed in Section 2.01(o)(i) of the Disclosure Schedule, including all versions thereof, and all related documentation, manuals, source codes and object codes, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material and documentation related to the said computer programs, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded recorded or written on disk, tape, film, memory, device, paper or other media of any nature or kind whatsoever, all as they exist as at the Closing Date, whether under development or as currently being marketed by the Corporation.

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“Tangible Assets” has the meaning set out in Section 1.02(g).

“Tangible Liabilities” has the meaning set out in Section 1.02(i).

“Target NTA” has the meaning set out in Section 1.02(a).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information relating to the determination, assessment, collection, or payment of any Taxes, including any schedule, attachment thereto, and including any amendment thereof.

“Tax” means all (a) national, federal, state, local, foreign or other taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, gross receipts, franchise, profits, use, occupation, capital gains, capital stock, transfer, value-added, sales, property, excise, severance, windfall profits, escheat or unclaimed property obligations, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, fines, penalties, interest, additions to tax, monetary adjustments or any other additional amounts imposed with respect thereto, whether disputed or not; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, by Law, Contract, arrangement, or otherwise, whether disputed or not.

“Third Party Claim” has the meaning set out in Section 3.05.

“Third Party Programs” has the meaning set out in Section 2.01(p)(iii).

“Time of Closing” means 11:59 P.M. (JST) on the Closing Date or such other time as may be mutually agreed to in writing between the Shareholder and the Purchaser.

“TSA” has the meaning set out in Section 1.05.

“Workplace Safety Laws” all Labor Laws and other applicable Laws regulating working conditions, health and safety and similar Labor Matters, including the Industrial Safety and Health

Act of Japan (Act No. 57 of 1972), and applicable Laws of all other applicable jurisdictions regulating the same subject matter as the foregoing.

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